Registration Statement No. 333-285508

Filed Pursuant to Rule 424(b)(2)

Amendment No. 3* dated August 27, 2025 to the Pricing Supplement dated June 20, 2023 to the Product Supplement dated June 21, 2022, the Prospectus Supplement dated March 25, 2025 and the Prospectus dated March 25, 2025

Issued by Bank of Montreal

500,0000 Notes

MAX Airlines -3X Inverse Leveraged ETNs due May 28, 2043

This pricing supplement relates to the MAX Airlines -3X Inverse Leveraged Exchange Traded Notes due May 28, 2043 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a three times leveraged participation in the daily inverse performance of the Prime Airlines Index (the “Index”), which is described in this pricing supplement. The Index is a net total return index that tracks the stock prices of U.S.-listed companies that have operations relating to the airline industry, including airlines and aircraft and aircraft parts manufacturers, and companies engaged in the businesses of air freight and logistics, aircraft leasing and airline and airport operations.

On August 27, 2025, the closing price of the notes on the NYSE Arca, Inc. (the “NYSE”) was $6.61 per note and the closing Indicative Note Value per note was $6.64.

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us or redemption at your option, based on a daily resetting three times leveraged participation in the inverse performance of the Index, less a Daily Investor Fee, any negative Daily Interest and, upon early redemption, a Redemption Fee Amount (each as described below). We discuss in more detail below how the payments on the notes will be calculated. Because these various fees may substantially reduce the amount of your investment at maturity, call or upon redemption, the Index Level (as defined below) must decrease significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes.

The notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 3x leveraged inverse exposure to the performance of the Index on a daily basis (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable). However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct short investment in the Index. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over longer periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively impacted in complex ways by the volatility of the Index on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the inverse leveraged performance of the Index on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time. You should proceed with extreme caution in considering an investment in the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note has a principal amount of $25. The notes do not bear interest. The notes are listed on the NYSE under the ticker symbol “JETD.” The notes initially settled on June 23, 2023. The Daily Investor Fee (based on a rate of 0.95% per annum) is deducted from the closing indicative value on a daily basis. The Daily Interest (which is based on the US Federal Funds Effective Rate minus an amount that will initially be 2.00%, but which may be increased to up to 4.00% per annum), if negative, will further reduce the closing indicative value. If you elect for us to redeem your notes, your payment may be subject to a Redemption Fee Amount of 0.125%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page PS-11 of this pricing supplement, page PS-7 of the product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The notes are our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

TABLE OF CONTENTS

Page

Pricing Supplement

You should read this pricing supplement together with the product supplement ETN -2x-3x dated June 21, 2022, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement ETN -2x-3x dated June 21, 2022:

https://www.sec.gov/Archives/edgar/data/927971/000121465922008200/o616221424b5.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Since the date that the notes were initially issued, we have prepared a new “base” prospectus and prospectus supplement, each dated March 25, 2025. The notes are part of a series of debt securities entitled “Senior Medium-Term Notes, Series I.” When you read the accompanying prospectus supplement, please note that all references to “Series K” shall be deemed to refer instead to “Series I.” In addition, the term “indenture” as used in the accompanying prospectus supplement shall mean the Senior Indenture dated as of January 25, 2010, as amended and supplemented by the First Supplemental Indenture dated as of September 23, 2018, between the Bank and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association (the “Original Trustee”), as further amended and supplemented by the Third Supplemental Indenture dated as of May 26, 2022, among the Bank, the Original Trustee and The Bank of New York Mellon, as series trustee. When you read the accompanying product supplement, please note that all references to the prospectus supplement dated May 26, 2022 or to the prospectus dated May 26, 2022, or to any sections therein, shall be deemed to refer to the accompanying prospectus supplement dated March 25, 2025 and the accompanying prospectus dated March 25, 2025 or to the corresponding sections of such prospectus supplement or prospectus, as applicable.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

General

Issuer:	Bank of Montreal

Principal Amount:	$25 per note

Aggregate Principal Amount:	500,000 notes outstanding as of August 28, 2025, representing an aggregate principal amount of $12,500,000.

Initial Trade Date:	June 20, 2023

Initial Issue Date:	June 23, 2023

Term:	Approximately 19 years and 11 months, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the Maturity Date, each as described below.

Maturity Date:	May 28, 2043, which is scheduled to be the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described in the product supplement. The Maturity Date is also subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:	The notes are listed on the NYSE under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
JETD	063679484	US0636794846	JETDIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:

The return on the notes is linked to a three times leveraged participation in the performance of the Prime Airlines Index, compounded daily as described in this document, minus the applicable fees.

The Index is a net total return index that tracks the stock prices of U.S.-listed companies that have operations relating to the airline industry, including airlines and aircraft and aircraft parts manufacturers, and companies engaged in the businesses of air freight and logistics, aircraft leasing and airline and airport operations. The calculation of the Index Level reflects the reinvestment of dividends into the applicable Index components, except to reflect certain withholding taxes that may be applicable to Index components that are organized outside of the U.S. Please see the section below, “The Index,” for additional information as to the Index and the methodology by which it is calculated.

The ticker symbol of the Index is “PJETSNTR”. The sponsor of the Index (the “Index Sponsor”) is Prime Indexes. Solactive AG (the “Index Calculation Agent”) calculates and publishes the Index Level.

Exchange Business Day:	“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

Index Business Day:	“Index Business Day” means any day on which the Index Sponsor publishes the Closing Index Level (as defined below).

PS-1

Payments on the Notes

Interest Payments:	None.

Payment at Maturity/Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

Final Measurement Period:

The 10 consecutive Index Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” in the product supplement.

If the Calculation Agent determines that the “aggregate market value” of the outstanding notes is less than or equal to $100,000,000 at the close of trading on the Index Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Calculation Date:	May 11, 2043

Indicative Note Value

Indicative Note Value:

On the Initial Trade Date, the Indicative Note Value of each note was equal to the Principal Amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Deposit Amount on that Exchange Business Day minus (b) the Short Index Amount on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Value at any time during the Core Trading Session (as defined below) on an Exchange Business Day, is less than or equal to $0, then the Indicative Note Value on all future days during the term of the notes will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

The NYSE currently defines the “Core Trading Session” as 9:30AM to 4:00PM, New York time. This definition may change during the term of the notes.

Short Index Amount:	On the Initial Trade Date, the Short Index Amount was equal to the Daily Leverage Factor times the principal amount, which was equal to $75. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Exchange Business Day.

Daily Leverage Factor:	3

Market Disruption Events:

If a Market Disruption Event occurs or is continuing on any applicable Index Business Day on which the Index Performance Factor must be determined, the Calculation Agent will determine the Index Performance Factor for the notes on that day using an appropriate Closing Index Level for the applicable Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day (or occurred or was continuing on the immediately preceding Index Business Day), the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Please see the section of the product supplement, “Additional Terms of the Notes—Market Disruption Events” for additional information about Market Disruption Events.

PS-2

Daily Interest

Daily Interest:	On the Initial Trade Date, the Daily Interest was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Interest will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Deposit Factor times (c) the Daily Interest Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day. Because the Daily Interest is calculated and added to the Deposit Amount on a daily basis, the net effect of the Daily Interest accrues over time. The Daily Interest Rate will vary in time and can become negative on certain days, particularly if we increase the Interest Rate Spread as described below. On such days, the Daily Interest will also be negative.

Deposit Amount:	On the Initial Trade Date, the Deposit Amount was equal to the initial principal amount plus the Short Index Amount on the Initial Trade Date, which was equal to $100. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Deposit Amount will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Deposit Factor plus (b) the Daily Interest on that Exchange Business Day minus (c) the Daily Investor Fee on that Exchange Business Day.

Daily Interest Rate:	The Daily Interest Rate will equal (a) the most recent US Federal Funds Effective Rate minus (b) the Interest Rate Spread (as defined below). The US Federal Funds Effective Rate is an interest rate that represents the rate at which U.S. banks may lend reserve balances to other depository institutions overnight, on an uncollateralized basis. The rate is released by the NY Federal Reserve each day at approximately 9:00 a.m. EST for the prior business day and published on Bloomberg L.P. (including any successor, “Bloomberg”) page “FEDL01 Index”. On the days when the US Federal Funds Effective Rate minus the Interest Rate Spread is less than 0%, the Daily Interest Rate will be negative.

Interest Rate Spread:	As of the Initial Trade Date, 2.00%. The Interest Rate Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.00% per annum, to a maximum amount of 4.00%. See “—Procedure for Adjusting the Interest Rate Spread” below.

Daily Deposit Factor:	4

Index Performance Factor

Index Performance Factor:	On the Initial Trade Date, the Index Performance Factor was set equal to 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Closing Index Level on that Exchange Business Day (or, if such day is not an Index Business Day, the Closing Index Level on the immediately preceding Index Business Day) divided by (b) the Closing Index Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.

PS-3

Daily Investor Fee

Daily Investor Fee:

On the Initial Trade Date, the Daily Investor Fee was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day.

Because the Daily Investor Fee is subtracted from the Deposit Amount on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

Fee Adjustments

Procedure for Adjusting the Interest Rate Spread:	The Calculation Agent may adjust the Interest Rate Spread, subject to the limitations set forth in this document. If it elects to do so, we will notify the trustee for the notes, and issue a press release that we will publish on our website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which we publish such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any increase to the Interest Rate Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

Call Right

Call Right:

On any Index Business Day after the Initial Trade Date, we may give notice that we will redeem all or a portion of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below, and in the product supplement. The notice will specify the amount of the notes that we will call. If we exercise our Call Right, you will receive a cash payment for the notes to be called equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

If the Call Settlement Amount is less than or equal to $0, the payment upon exercise of the Call Right will be $0.

The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. We may elect to call a portion of the notes on more than one occasion during the term of the notes.

The Call Measurement Period will be a period of 10 consecutive Index Business Days from and including the applicable Call Calculation Date, except as provided below, and subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

If the Calculation Agent determines that the “aggregate market value” of the notes to be called in a whole or partial call is less than or equal to $100,000,000 at the close of trading on the Index Business Day immediately preceding the Call Calculation Date, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for 10 Index Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Call Settlement Amount:

If we exercise our Call Right, for each note that is called, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next Index Business Day after the applicable call notice is issued. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

PS-4

Early Redemption at Option of Holder

Early Redemption:

Subject to your compliance with the procedures described in the product supplement under “Additional Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

Final Redemption Date:	The final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:

At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

The Minimum Redemption Amount will not be applicable for any redemption validly elected on any Fee Notice Date or the following five Business Days if the Interest Rate Spread increased.

Redemption Measurement Date:	The applicable “Redemption Measurement Date” means the first Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.” We reserve the right to accelerate the Redemption Measurement Date to the Redemption Notice Date, in our sole discretion.

Performance Information

Index Level:	The level of the Index calculated from 9:00 a.m. to 4:50 p.m., Eastern Time, on each Index Trading Day by the Index Calculation Agent, in accordance with the formula set out under “Index Calculation.”

Initial Index Level:	119.96, which was the Closing Index Level on the Initial Trade Date.

Closing Index Level:	On any Index Business Day, the closing Index Level as reported on Bloomberg under the applicable symbol set forth above, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

PS-5

Intraday Short Index Amount:	The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published Index Level divided by (b) the Closing Index Level on the immediately preceding Index Business Day.

Additional Information and Terms

Replacement of the Index at Our Option:

We have the right in our discretion, at one or more times during the term of the notes, to replace the Index with a new index that we determine to be reasonably similar to the Index. If we elect to so replace the Index, we will issue a press release that we will publish on our website on or prior to the second Exchange Business Day prior to the effective date of the applicable change.

For the avoidance of doubt, on the first Exchange Business Day where a new Index is used, for purposes calculating the Index Performance Factor, the Index Performance Factor will equal (a) the Closing Index Level of the new index on that Exchange Business Day divided by (b) the Closing Index Level of the new index on the immediately preceding Index Business Day. Thereafter, “(a)” will be based on the Closing Index Level on that Exchange Business Day and “(b)” will be based on the Closing Index Level on the preceding Index Business Day. If we replace the Index as described in this section, the new Index will be the “Index” for all purposes under the notes.

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors and are not intended to be held to maturity. The notes are designed to reflect a -3x inverse leveraged exposure to the performance of the Index on a daily basis, but the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct inverse investment in the Index. Accordingly, the notes should be purchased only by sophisticated investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged investment results. Investors should actively and continuously monitor their investments in the notes, even intraday.

Because your investment in the notes is linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, an increase in the level of the Index will have a negative effect on the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable, whereas a decrease in the level of the Index will have a positive effect on those payment amounts. Because your investment in the notes is three times leveraged, any increase in the level of the Index will result in a significantly greater decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account the Daily Investor Fee, any negative Daily Interest and the Redemption Fee Amount, if applicable), and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of such changes. Moreover, because the Daily Investor Fee, any negative Daily Interest and the Redemption Fee Amount, if applicable, may substantially reduce the amount of your return at maturity, call or upon redemption, the level of the Index must decrease significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. If the level of the Index increases or does not decrease sufficiently to offset the negative effect of the Daily Investor Fee, any negative Daily Interest and the Redemption Fee Amount, if applicable, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

PS-6

The resetting of the leverage on each day is likely to cause the notes to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to the tendency of the notes to lose value over time. See “Risk Factors” and “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” herein. As explained in “Risk Factors” in this pricing supplement, because of the nature of daily compounding leveraged instruments such as the notes, the amount payable at maturity, call or upon redemption is likely to be significantly less than the stated principal amount of the notes. In almost any potential scenario, the long-term performance of the notes is likely to be negative, regardless of the performance of the Index, and we do not intend or expect any investor to hold the notes from inception to maturity. It is possible that the notes will incur significant losses even if the long-term performance of the Index is negative.

After the date of this document, we may sell from time to time a portion of the notes at prices that are based on the Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public less any commissions paid to BMO Capital Markets Corp. (“BMOCM”). BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the notes could lead to significant losses in the event the investor sells such notes at a time when such premium is no longer present in the marketplace or such notes are redeemed early, including at our option, which we have the discretion to do at any time. Investors should consult their financial advisers before purchasing or selling the notes, especially notes trading at a premium over their indicative value.

Although the title of the notes includes the words “exchange-traded notes”, we are not obligated to maintain the listing of the notes on the NYSE or any other exchange. The notes may cease to be listed on the NYSE or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the notes on any exchange. We may elect to discontinue the listing of the notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the notes. If the notes cease to be listed on the NYSE or any other exchange, the liquidity of the notes is likely to be significantly adversely affected and the notes may trade at a significant discount to their indicative value. If the notes ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

* The purpose of this Amendment No. 3 to the pricing supplement dated June 20, 2023 (as amended, the “pricing supplement”) is to offer additional notes with an aggregate principal amount of $5,000,000, which we refer to as the “additional notes.” $7,500,000 aggregate principal amount of notes, which we refer to as the “original notes,” were issued prior to the date of this Amendment No. 3. The additional notes constitute a further issuance of, and are consolidated with and form a single tranche with, the original notes. The additional notes have the same CUSIP as the original notes and will trade interchangeably with the original notes. References to the “notes” in this pricing supplement collectively refer to such additional notes and the original notes. The additional notes are expected to settle on or about August 28, 2025. Upon the issuance of such additional notes, the aggregate principal amount of the outstanding notes of this tranche will be $12,500,000.

PS-7

Understanding the Value of the Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public was equal to the original aggregate principal amount of the notes. The initial offering price reflected the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0 as set forth above, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day as set forth above, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published Index Level divided by (b) the Closing Index Level on the immediately preceding Index Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday Index Level for its calculation, a variation in the intraday Index Level from the previous Index Business Day’s Closing Index Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value for the notes will be published every 15 seconds on Bloomberg under the ticker symbol indicated herein.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value, because the market value reflects investor supply and demand for the notes.

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the Closing Index Level at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

Trading Price of the Notes:	JETD
Intraday Indicative Value:	JETDIV
Intraday Index Level:	PJETSNTR<Index>

PS-8

The notes may be a suitable investment for you if:

•     You seek a short-term investment with a return linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, in which case you are willing to accept the risk of fluctuations in the airline sector.

•     You understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily resetting inverse leverage, and (ii) the consequences of seeking leveraged investment results generally.

•     You believe the Index Level will decrease during the term of the notes by an amount, after giving effect to the daily resetting inverse leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, any negative Daily Interest and any Redemption Fee Amount.

•     You are a sophisticated investor, understand path dependence of investment returns and you seek a short-term investment in order to manage daily trading risks.

•     You understand that the notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold securities that may be redeemed early by us, under our call right.

•     You are willing to forgo dividends or other distributions paid to holders of the Index components, except as reflected in the Index Level, and are willing to hold securities that may be negatively affected by dividends or other distributions paid to holders of the Index components to the extent they are reflected in the Index Level.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the marketplace or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

The notes may not be a suitable investment for you if:

•     You believe that the Index Level will increase during the term of the notes or the Index Level will not decrease by an amount, after giving effect to the daily resetting inverse leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, any negative Daily Interest and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold securities that may be redeemed early by us, under our call right.

•     You do not seek a short-term investment with a return linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, in which case you are not willing to accept the risk of fluctuations in the airline sector.

•     You do not understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily resetting inverse leverage, and (ii) the consequences of seeking leveraged investment results generally.

•     You are not a sophisticated investor, do not understand path dependence of investment returns and you seek an investment for purposes other than managing daily trading risks.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the marketplace or the notes are called.

•     You are not willing to forgo dividends or other distributions paid to holders of the Index components, except as reflected in the Index Level, or you are not willing to hold securities that may be negatively affected by dividends or other distributions paid to holders of the Index components to the extent they are reflected in the Index Level.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

PS-9

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You do not seek a pre-determined amount of current income from your investment.

•     You are not seeking an investment for which there will be an active secondary market.

•     You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

•     You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

•     You seek an investment for which there will be an active secondary market.

•     You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

PS-10

RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date. Investing in the notes is not equivalent to investing directly in the Index components or any securities of the component issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the “Risk Factors” sections of the product supplement, the prospectus supplement and the prospectus, you should consider carefully the following discussion of risks before investing in the notes.

Risks Relating to the Terms of the Notes

The notes are linked to the inverse performance of the Index.

Your investment in the notes is linked to the inverse, or “short,” performance of the Index. Therefore, notwithstanding the gains resulting from the daily interest, if any, and the cumulative negative effect of the Daily Investor Fee, your notes will generally appreciate as the Index Level decreases and will decrease in value as the Index Level increases. You may lose some or all of your investment if the Index Level increases over the term of your notes.

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect a three times daily resetting leveraged participation in the inverse performance of the Index minus the Daily Investor Fee, any negative Daily Interest and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this pricing supplement. Because these fees and charges will reduce the payments on the notes, the Closing Index Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have decreased over the term of the notes by an amount, after giving effect to the daily resetting inverse leverage and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the decrease in the Closing Index Levels, as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee, any negative Daily Interest and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Closing Index Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, have decreased since the Initial Trade Date.

The negative effect of the Daily Investor Fee, any negative Daily Interest and the Redemption Fee Amount, if applicable, are in addition to the losses that may be caused by the daily resetting leverage of the notes and volatility in the Index. See “—Leverage increases the sensitivity of your notes to changes in the Index Level,” “—The notes are not suitable for investors with longer-term investment objectives” and “—The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results” below.

The notes are not suitable for investors with longer-term investment objectives.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for inverse positions in the Index components.

PS-11

Investors should carefully consider whether the notes are appropriate for their investment portfolio. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. As discussed below, because the notes are meant to provide leveraged inverse exposure to changes in the daily Closing Index Level, their performance over months or years can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable). It is possible for the level of the Index to decrease over time while the market value of the notes declines over time. You should proceed with extreme caution in considering an investment in the notes.

The notes seek to provide a daily resetting leveraged inverse return based on the performance of the Index (as adjusted for costs and fees) over a period of a single day. The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single day.

The daily resetting leverage is expected to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the Index experiences volatility from day to day and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to the likely tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes should be purchased only by sophisticated investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged inverse investment results. The notes are not appropriate for investors who intend to hold positions in an attempt to generate returns over periods longer than one day. See “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” below.

In addition, the daily resetting leverage feature will result in leverage relative to the closing Indicative Note Value that may be greater or less than the stated leverage factor if the value of the notes has changed since the beginning of the day in which you purchase the notes.

Even if held for only one day, the notes are highly vulnerable to sudden large changes in the level of the Index.

Because the notes reflect leveraged inverse exposure to the change in the level of the Index from one day to the next, the notes will experience magnified losses if the Index sharply declines over that one-day period. For example, given the Daily Leverage Factor of 3, a 5% increase in the level of the Index over a given one-day period will result in a 15% loss on the notes for that one-day period, a 10% increase in the level of the Index over a given one-day period will result in a 30% loss on the notes for that one-day period and an approximately 33.33% increase in the level of the Index over a given one-day period will result in a 100% loss on the notes for that one-day period, in each case leaving aside the effects of the applicable fees.

If the Intraday Indicative Value for the notes is equal to or less than $0 during the Core Trading Session on an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0 as set forth above, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes in full under these circumstances, and you will not receive any payments on the notes.

PS-12

Even if the Closing Index Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have decreased since the Initial Trade Date, you may receive less than the principal amount of your notes due to the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell the notes. Although the Daily Interest will be added to the Deposit Amount, the Daily Interest will be negative on any Index Business Day on which the Daily Interest Rate is negative. On those Index Business Days, the Daily Interest will be subtracted from the Deposit Amount. In addition, if you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the Indicative Note Value. If the Closing Index Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have decreased insufficiently to offset the cumulative negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

As described in the “Summary” section above (and up to the limits in that section), we may increase the Interest Rate Spread. If we do so, the Daily Interest will decrease, and your return on the notes will be adversely affected. Please see the section “Hypothetical Examples” below.

Leverage increases the sensitivity of your notes to changes in the Index Level.

Because your investment in the notes is linked to a three times leveraged, compounded daily, participation in the inverse performance of the Index, changes in the Index Level will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. In particular, any increase in the Index Level will result in a significantly greater decrease in your payment at maturity, call or upon redemption, and you will suffer losses on your investment in the notes substantially greater than you would if the terms of your notes did not contain leverage. Accordingly, as a result of this daily resetting leverage and without taking into account any positive effect of the Daily Interest and the cumulative negative effect of the Daily Investor Fee, if the Index Level increases over the term of the notes, the daily resetting leverage will magnify any losses at maturity, call or upon redemption.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect a leveraged inverse exposure to the performance of the Index on a daily basis, as described in this document. As such, the notes will be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

PS-13

The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting inverse leveraged investment results.

The notes require an understanding of path dependence of investment results and are intended for sophisticated investors to use as part of an overall diversified portfolio. The notes are risky and are not suitable for investors who plan to hold them for periods greater than a single day. The notes are designed to achieve their stated investment objective on each day, but the performance of the notes over different periods of time can differ significantly from their stated daily objectives because the relationship between the Index Level and the Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for inverse positions in the Index components. Accordingly, there is a significant possibility that the returns on the notes will not correlate with returns on the Index over periods longer than one day.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. The notes entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant three times inverse leverage on a daily basis as described in this document, and the consequences of seeking daily inverse leveraged investment results generally. Investing in the notes is not equivalent to a direct investment in the Index components because the notes reset their theoretical leveraged exposure to the Index on each day (subject to the occurrence of a Market Disruption Event). This resetting will impair the performance of the notes if the Index experiences volatility from day to day, and such performance is dependent on the path of daily returns during an investor’s holding period. If the notes experience a high amount of realized volatility, there is a significant chance of a complete loss of your investment even if the performance of the Index is flat. In addition, the notes are meant to provide leveraged inverse exposure to changes in the Closing Index Level, which means their performance over months or years can differ significantly from the performance of the Index over the same period of time. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable).

The amount you receive at maturity, call or redemption will be contingent upon the compounded leveraged inverse daily performance of the Index during the term of the notes, as described in this document. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. Significant adverse daily performances for the notes may not be offset by any beneficial daily performances of the same magnitude.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent increase of the Index Level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day from an increase of the Index Level will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Indicative Note Value and, consequently, a larger Short Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can lose from any increase will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could lose more than 3% of your initial investment for each 1% daily increase of the Index Level.

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent decrease of the Index Level will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day from a decrease of the Index Level will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Short Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any decrease of the Index Level will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily decreases of the Index Level to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 3% of your initial investment for each 1% daily decrease of the Index Level.

PS-14

The leverage of the notes is reset daily, and the leverage of the notes during any given day may be greater than or less than -3.0.

The leverage of the notes is reset daily (subject to the occurrence of a Market Disruption Event) based on the Closing Index Level. Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately -3.0. During any given day, the leverage of the notes will depend on intraday changes in the Index Level and any change in the Index Level on any day may be greater or less than -3.0. If the Index Level on any day has increased from the Closing Index Level on the preceding day, the leverage of the notes will be greater than -3.0 (e.g., -3.3, -4.0, -6.0); conversely, if the Index Level on any day has decreased from the Closing Index Level on the preceding day, the leverage of the notes will be less than -3.0 (e.g., -2.0, -1.0, -0.5). Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage of -3.0, depending on the performance of the Index since the leverage was reset. See “— The notes are subject to intraday purchase risk” below.

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the Maturity Date.

We have the right to call the notes prior to maturity. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the Index Level decreases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right in whole or in part may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the noteholders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period (determined as set forth above). The Call Calculation Date will be a date specified in our call notice, subject to postponement if that date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the Index components, and, as a result, the Closing Index Level and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

We have the right to replace the Index to which the notes are linked.

As set forth in the summary section above, we may substitute a different index for the Index. The performance of any new index to which the notes are linked may perform differently than the Index over the remaining term of the notes. Any such replacement index may have risks that are different from, or additional to, the Index described in this pricing supplement. Accordingly, if we exercise this right, the payments on the notes may be adversely affected.

PS-15

We currently intend only to exercise this right under extraordinary circumstances, for example, if we determine that our hedging activity relating to the notes has an unexpectedly significant impact on the Index Level, and that there is a similar index as to which our hedging activity would not have the same result. In contrast, we do not intend to exercise this right in order to increase the payments of the notes; for example, we will not substitute the Index simply because another index is performing better. Accordingly, you should not invest in the notes based upon an expectation that we will substitute a different index at any time during the term of the notes.

The notes do not pay any interest, and you will not have any ownership rights in the Index components.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the Index components, nor will you have any right to receive dividends or other distributions paid to holders of the Index components, except as reflected in the Index Level. The Cash Settlement Amount, the Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index components.

The Closing Index Levels used to calculate the payment at maturity, call or upon a redemption may be greater than those levels on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Closing Index Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be less than any of the Closing Index Levels during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant decrease in the Closing Index Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant increase in the Closing Index Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Closing Index Level during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, except under the circumstances set forth above, you must request that we redeem at least 25,000 notes on any Business Day, through and including the Final Redemption Date. If you own fewer than 25,000 notes, you generally will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the Index Level increases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

PS-16

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date, unless we elect to move that date to the Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the Index Level fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are considering whether, among other issues, an investor in prepaid forward contracts or other similar instruments should be required to accrue income over the term of an instrument such as the notes even though that investor will not receive any payments with respect to the notes until maturity (or early redemption) and whether all or part of the gain an investor may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement. You should consult your tax adviser about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time during the Core Trading Session of an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index Level for its calculation, a variation in the intraday Index Level from the previous Index Business Day’s Closing Index Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the marketplace or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

PS-17

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday Index Level is delayed. See “Intraday Index Level and Intraday Value of the Notes—Intraday Indicative Note Value.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes are listed on the NYSE under the ticker symbol “JETD.” However, no assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained.

Although the title of the notes includes the words “exchange-traded notes”, we are not obligated to maintain the listing of the notes on the NYSE or any other exchange. The notes may cease to be listed on the NYSE or any other exchange because we elect in our sole discretion to discontinue the listing of the notes on any exchange. We may elect to discontinue the listing of the notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the notes. In addition, the notes may cease to be listed on the NYSE or any other exchange because they cease to meet the listing requirements of the exchange. For example, in the event that there is a material change in the Index that causes the Index to no longer meet the exchange’s listing requirements.

If the notes cease to be listed on the NYSE or any other exchange, the liquidity of the notes is likely to be significantly adversely affected and the notes may trade at a significant discount to their indicative value. If the notes ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title. If the notes are delisted, they will no longer trade on a national securities exchange and the liquidity of the notes is likely to be significantly adversely affected. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that, except to the extent set forth above, you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

PS-18

We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisers before purchasing or selling the notes, especially if they are trading at a premium.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the Index Level on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed after the close of each Index Trading Day (subject to the occurrence of a Market Disruption Event) and does not change intraday as the Index Level moves in favor of the notes (i.e., the Index Level decreases), the actual exposure in the notes decreases. The reverse is also true. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the Index Level since the Closing Index Level on the prior Index Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the relevant day. The table below assumes the closing Indicative Note Value for the notes was $25 on the prior Index Business Day and the Closing Index Level on the prior Index Business Day was 100.00.

PS-19

A	B	C	D	E
Index Level	% Change in Index Level	Hypothetical Price for -3x Notes C=$25*(1-3*B)	Hypothetical Notional Exposure for -3x Notes D=$25*(1+B)*-3	Effective Leverage Amount of -3x Notes E=D/C
120.00	20%	$10.00	-$90.00	-9.00
115.00	15%	$13.75	-$86.25	-6.27
110.00	10%	$17.50	-$82.50	-4.71
105.00	5%	$21.25	-$78.75	-3.71
104.00	4%	$22.00	-$78.00	-3.55
103.00	3%	$22.75	-$77.25	-3.40
102.00	2%	$23.50	-$76.50	-3.26
101.00	1%	$24.25	-$75.75	-3.12
100.00	0%	$25.00	-$75.00	-3.00
99.00	-1%	$25.75	-$74.25	-2.88
98.00	-2%	$26.50	-$73.50	-2.77
97.00	-3%	$27.25	-$72.75	-2.67
96.00	-4%	$28.00	-$72.00	-2.57
95.00	-5%	$28.75	-$71.25	-2.48
85.00	-15%	$36.25	-$63.75	-1.76
80.00	-20%	$40.00	-$60.00	-1.50

The table above shows that if the Index Level increases during the Index Business Day, your effective exposure increases from three times leveraged short. For example, if the Index Level increases by 20%, your effective exposure increases from -3x to -9x.

The table above also shows that if the Index Level decreases during the Index Business Day, your effective exposure decreases from three times leveraged short. For example, if the Index Level decreases by 20%, your effective exposure decreases from -3x to -1.5x.

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

In addition to the conflicts of interest noted in that section, please note that we will have the rights set forth in the “Summary” section above, including the right to increase the Interest Rate Spread, up to the limits set forth in the “Summary” section.

Risks Relating to the Index

Historical values of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

It is impossible to predict whether the value of the Index will fall or rise. The value of the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Index. Accordingly, any historical values of the Index do not provide an indication of the future performance of the Index.

PS-20

An investment in the notes is subject to risks associated with investing in stocks in the airline sector.

The stocks included in the Index are stocks of companies whose primary business is directly associated with the airline sector. Therefore, an investment in the notes exposes investors to risks associated with investments in the stocks of companies in the that sector. Companies in the airline sector may be adversely affected by a downturn in economic conditions that can result in decreased demand for air travel. Companies in the airline sector may also be significantly affected by changes in fuel prices, which may be very volatile, the imposition of tariffs, and/or changes in labor relations and insurance costs. Companies in the airline sector may also be highly dependent on aircraft or related equipment from a small number of suppliers, and consequently, issues affecting the availability, reliability, safety, or longevity of such aircraft or equipment (e.g., the inability of a supplier to meet aircraft demand or the grounding of an aircraft due to safety concerns) may have a significant effect on the operations and profitability of Companies in the airline sector. Companies in the airline sector operating airline-related internet media and services (e.g., websites for purchasing airline tickets) face intense competition, which may have an adverse effect on profit margins. Such companies may have limited product lines, markets, financial resources, or personnel, and their products may face obsolescence due to rapid technological developments and frequent new product introduction. Such companies may face unpredictable changes in growth rates, competition for the services of qualified personnel, and competition from foreign competitors with lower production costs. Companies operating websites and other media may be heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect the profitability of these companies.

The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the relevant sector than a different investment linked to a more broadly diversified group of underlying stocks. Because the notes provide inverse or “short” exposure to the Index, investors are exposed to the risks associated with these sectors to the extent the factors described above have a positive impact on the relevant stocks and result in the level of the Index increasing and, therefore, a decrease the value of the notes.

The companies whose securities are included in the Index are subject to a variety of risks relating to economic sectors other than the airline industry.

The Index is designed to track the performance of securities issued by companies that are materially engaged in certain segments of the airline industry. However, a company’s securities may be included in the Index even if only a relatively small portion of that company’s activities relate to that industry. Accordingly, many of the companies whose securities are included in the Index may perform well due to their activities in a variety of other industries. Even if some or all of these companies derive significant returns from the airline industry, their securities may increase in value due to factors that are unrelated to that industry.

The Index Sponsor may adjust the Index in a way that may affect the Index Level, and the Index Sponsor and the Index Calculation Agent have no obligation to consider your interests.

The Index Sponsor is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute an Index component or make other methodological changes that could change the Index Level. Changes to the Index components may affect the Index, as a newly added equity security may perform significantly better or worse than the Index component or components it replaces.

Additionally, the Index Sponsor or the Index Calculation Agent may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor and the Index Calculation Agent have no obligation to consider your interests in calculating or revising the Index, and you will not have any rights against any of these parties if they take any such action. See “The Index.”

We and our affiliates have no affiliation with the Index Sponsor, and are not responsible for any of its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion. See the section in the product supplement, “Additional Terms of the Notes — Discontinuance or Modification of an Index.”

PS-21

The Index Sponsor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to your notes. We are not affiliated with the Index Sponsor, and the Index Sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the notes, should make your own independent investigation into the Index Sponsor and the Index.

The Index Calculation Agent or Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday Index Level and the end-of-day Closing Index Level.

The Index Calculation Agent and the Index Sponsor are under no obligation to holders of the notes to continue to calculate the intraday Index Level and end-of-day official Closing Index Level, or to calculate similar values for any successor index. If either party discontinues such public disclosure, we may not be able to provide the Intraday Indicative Value of the notes or the Closing Indicative Note Value.

A limited number of Index components may affect the Index Level, and the Index is not necessarily representative of its focus industry.

A relatively small number of stocks makes up a significant portion of the weight of the Index. Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the Index Level and the value of the notes. Significant changes to any of these stocks or their issuers, including a merger or similar transaction, will have a more material impact on the Index Level as compared to a more diversified index. Due to the relatively small number of Index components, those Index components and the Index itself may not necessarily follow the price movements of securities issued by other companies in the industries tracked by the Index. If the Index components increase in value, the Index will also increase in value, even if stock prices of other companies in the airline industry generally decrease in value. Giving effect to leverage, positive changes in the performance of one Index component will be magnified and have a material adverse effect on the value of the notes. See “Summary—Path Dependence and Daily Leverage Reset” in the product supplement.

The notes are subject to risks relating to non-U.S. securities.

Because some of the equity securities composing the Index are issued by non-U.S. issuers, an investment in the notes involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

We are not currently affiliated with any of the issuers of the Index components.

We are not currently affiliated with any of the issuers of the components of the Index. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of these companies, including actions that could affect the Index Level or the value of your notes, and we are not responsible for any disclosure made by any other company. None of the money you pay us will go to any of the component issuers represented in the Index and none of the component issuers will be involved in the offering of the notes in any way. These companies will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

PS-22

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances, and are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees, leverage, compounding and path dependency. These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the notes are not indicative of the future results of the Index or the notes. The actual performance of the Index and the notes will vary, perhaps significantly, from the examples illustrated below.

For ease of review, the following examples cover a 22-day period. However, the notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 3x leveraged inverse exposure to the performance of the Index on a daily basis (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable). However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct short investment in the Index. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over longer periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively impacted in complex ways by the volatility of the Index on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the inverse leveraged performance of the Index on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time. You should proceed with extreme caution in considering an investment in the notes.

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the Index Level. The “decay” effect refers to the likely tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index depreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the note performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least on each Index Trading Day. Please see the section “—Illustrations of the “Decay” Effect on the Notes” below.

We have shown two sets of examples: 1 to 5 and 6 to 10. Examples 1 to 5 are based upon the minimum Interest Rate Spread of 2.00%. Examples 6 to 10 show the impact if we elect to increase this amount to the maximum extent described above, to an Interest Rate Spread of 4.00%. All of these examples assume that the US Federal Funds Effective Rate remains constant at 0% during the relevant period.

We have included examples in which the Index Level alternatively decreases and increases at a constant rate of 3.00% per day, with the Index Level decreasing by 0.99 points by day 22 (Examples 1 and 6), with a Note Return of -9.05% (Example 1) and -9.50% (Example 6); we have also included examples in which the Index Level increases at a constant rate of 3.00% per day, increasing 91.61 points by day 22 (Examples 2 and 7) with a Note Return of -87.52% (Example 2) and -87.58% (Example 7). Examples 3 to 5 and 8 to 10 highlight the effect of volatility in the Index. In Examples 3 and 8, the Index Level decreases by a constant 1% per day, with a decrease of 19.84 points by day 22 and a Note Return of 90.61% (Example 3) and 89.72% (Example 8). In contrast, in Examples 4 and 9, at day 22, the Index Level has decreased 19.63 points; however, due to the volatility of the Index on a daily basis, the Note Return is -72.90% (Example 4) and -73.05% (Example 9), a significant difference from the returns in Examples 3 and 8. Examples 5 and 10 also highlight the effect of volatility in the Index, in that the Index increases and decreases in a volatile manner over the 22-day period, and ends at close to the same level as on day one. The Note Return is -37.25% (Example 5) and -37.57% (Example 10) even though the Index Level is still at approximately 100.

PS-23

For ease of analysis and presentation, all of the examples assume that the notes were purchased on the Initial Trade Date at the Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-10, the Daily Investor Fee and the Daily Interest assume that there are no weekends or holidays. The examples assume that every calendar day is an Exchange Business Day. The examples do not contemplate a call or early redemption during the relevant period.

These examples highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index Level to arrive at its ending level. The figures in these examples have been rounded for convenience.

We cannot predict the actual Index Level at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the Index Level and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Closing Index Levels during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee, Daily Interest, Index volatility and the Redemption Fee Amount, if applicable. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount to be paid in respect of the notes, if any, on the Maturity Date, Call Settlement Date or relevant Redemption Date, as applicable, may be very different from the information reflected in this section.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the notes are not indicative of the future results of the Index or the notes. The actual performance of the Index and the notes will vary, perhaps significantly, from the examples illustrated below.

PS-24

Examples 1-5: Minimum Amount of the Interest Rate Spread

Example 1: The Index Level alternatively decreases and increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.05%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	97.00	-3.0%	0.97	$0.0007	$0.0007	-$0.00548	$99.99	$72.75	$27.24	8.98%
2	99.91	3.0%	1.03	$0.0007	$0.0014	-$0.00597	$108.97	$84.18	$24.79	-9.02%
3	96.91	-3.0%	0.97	$0.0006	$0.0020	-$0.00543	$99.13	$72.13	$27.01	8.98%
4	99.82	3.0%	1.03	$0.0007	$0.0027	-$0.00592	$108.03	$83.46	$24.57	-9.02%
5	96.83	-3.0%	0.97	$0.0006	$0.0033	-$0.00539	$98.28	$71.51	$26.78	8.98%
6	99.73	3.0%	1.03	$0.0007	$0.0040	-$0.00587	$107.10	$82.74	$24.36	-9.02%
7	96.74	-3.0%	0.97	$0.0006	$0.0047	-$0.00534	$97.44	$70.89	$26.55	8.98%
8	99.64	3.0%	1.03	$0.0007	$0.0054	-$0.00582	$106.18	$82.03	$24.15	-9.02%
9	96.65	-3.0%	0.97	$0.0006	$0.0060	-$0.00529	$96.60	$70.28	$26.32	8.98%
10	99.55	3.0%	1.03	$0.0007	$0.0067	-$0.00577	$105.27	$81.33	$23.94	-9.02%
11	96.56	-3.0%	0.97	$0.0006	$0.0073	-$0.00525	$95.77	$69.68	$26.09	8.98%
12	99.46	3.0%	1.03	$0.0007	$0.0080	-$0.00572	$104.37	$80.63	$23.74	-9.02%
13	96.48	-3.0%	0.97	$0.0006	$0.0086	-$0.00520	$94.95	$69.08	$25.87	8.98%
14	99.37	3.0%	1.03	$0.0007	$0.0093	-$0.00567	$103.47	$79.94	$23.53	-9.02%
15	96.39	-3.0%	0.97	$0.0006	$0.0099	-$0.00516	$94.13	$68.49	$25.65	8.98%
16	99.28	3.0%	1.03	$0.0007	$0.0106	-$0.00562	$102.58	$79.25	$23.33	-9.02%
17	96.30	-3.0%	0.97	$0.0006	$0.0112	-$0.00511	$93.33	$67.90	$25.43	8.98%
18	99.19	3.0%	1.03	$0.0007	$0.0118	-$0.00557	$101.70	$78.57	$23.13	-9.02%
19	96.22	-3.0%	0.97	$0.0006	$0.0124	-$0.00507	$92.52	$67.31	$25.21	8.98%
20	99.10	3.0%	1.03	$0.0007	$0.0131	-$0.00553	$100.83	$77.89	$22.93	-9.02%
21	96.13	-3.0%	0.97	$0.0006	$0.0137	-$0.00503	$91.73	$66.74	$24.99	8.98%
22	99.01	3.0%	1.03	$0.0007	$0.0143	-$0.00548	$99.96	$77.23	$22.74	-9.02%

PS-25

Example 2: The Index Level increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.52%
Cumulative Index Return	91.61%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	103.00	3.0%	1.03	$0.0007	$0.0007	-$0.00548	$99.99	$77.25	$22.74	-9.02%
2	106.09	3.0%	1.03	$0.0006	$0.0012	-$0.00498	$90.97	$70.28	$20.69	-9.02%
3	109.27	3.0%	1.03	$0.0005	$0.0018	-$0.00454	$82.76	$63.94	$18.82	-9.02%
4	112.55	3.0%	1.03	$0.0005	$0.0023	-$0.00413	$75.29	$58.17	$17.13	-9.02%
5	115.93	3.0%	1.03	$0.0004	$0.0027	-$0.00375	$68.50	$52.92	$15.58	-9.02%
6	119.41	3.0%	1.03	$0.0004	$0.0031	-$0.00341	$62.32	$48.14	$14.17	-9.02%
7	122.99	3.0%	1.03	$0.0004	$0.0035	-$0.00311	$56.69	$43.80	$12.89	-9.02%
8	126.68	3.0%	1.03	$0.0003	$0.0038	-$0.00283	$51.58	$39.84	$11.73	-9.02%
9	130.48	3.0%	1.03	$0.0003	$0.0041	-$0.00257	$46.92	$36.25	$10.67	-9.02%
10	134.39	3.0%	1.03	$0.0003	$0.0044	-$0.00234	$42.69	$32.98	$9.71	-9.02%
11	138.42	3.0%	1.03	$0.0003	$0.0047	-$0.00213	$38.83	$30.00	$8.83	-9.02%
12	142.58	3.0%	1.03	$0.0002	$0.0049	-$0.00194	$35.33	$27.29	$8.04	-9.02%
13	146.85	3.0%	1.03	$0.0002	$0.0051	-$0.00176	$32.14	$24.83	$7.31	-9.02%
14	151.26	3.0%	1.03	$0.0002	$0.0053	-$0.00160	$29.24	$22.59	$6.65	-9.02%
15	155.80	3.0%	1.03	$0.0002	$0.0055	-$0.00146	$26.60	$20.55	$6.05	-9.02%
16	160.47	3.0%	1.03	$0.0002	$0.0056	-$0.00133	$24.20	$18.70	$5.50	-9.02%
17	165.28	3.0%	1.03	$0.0001	$0.0058	-$0.00121	$22.02	$17.01	$5.01	-9.02%
18	170.24	3.0%	1.03	$0.0001	$0.0059	-$0.00110	$20.03	$15.47	$4.56	-9.02%
19	175.35	3.0%	1.03	$0.0001	$0.0060	-$0.00100	$18.22	$14.08	$4.14	-9.02%
20	180.61	3.0%	1.03	$0.0001	$0.0061	-$0.00091	$16.58	$12.81	$3.77	-9.02%
21	186.03	3.0%	1.03	$0.0001	$0.0062	-$0.00083	$15.08	$11.65	$3.43	-9.02%
22	191.61	3.0%	1.03	$0.0001	$0.0063	-$0.00075	$13.72	$10.60	$3.12	-9.02%

PS-26

Example 3: The Index Level decreases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	90.61%
Cumulative Index Return	-19.84%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	99.00	-1.0%	0.99	$0.0007	$0.0007	-$0.00548	$99.99	$74.25	$25.74	2.98%
2	98.01	-1.0%	0.99	$0.0007	$0.0013	-$0.00564	$102.97	$76.46	$26.51	2.98%
3	97.03	-1.0%	0.99	$0.0007	$0.0020	-$0.00581	$106.03	$78.73	$27.30	2.98%
4	96.06	-1.0%	0.99	$0.0007	$0.0027	-$0.00598	$109.19	$81.08	$28.11	2.98%
5	95.10	-1.0%	0.99	$0.0007	$0.0035	-$0.00616	$112.44	$83.49	$28.95	2.98%
6	94.15	-1.0%	0.99	$0.0008	$0.0042	-$0.00634	$115.78	$85.97	$29.81	2.98%
7	93.21	-1.0%	0.99	$0.0008	$0.0050	-$0.00653	$119.23	$88.53	$30.70	2.98%
8	92.27	-1.0%	0.99	$0.0008	$0.0058	-$0.00673	$122.78	$91.17	$31.61	2.98%
9	91.35	-1.0%	0.99	$0.0008	$0.0066	-$0.00693	$126.43	$93.88	$32.55	2.98%
10	90.44	-1.0%	0.99	$0.0008	$0.0075	-$0.00713	$130.19	$96.67	$33.52	2.98%
11	89.53	-1.0%	0.99	$0.0009	$0.0083	-$0.00735	$134.06	$99.55	$34.52	2.98%
12	88.64	-1.0%	0.99	$0.0009	$0.0092	-$0.00757	$138.05	$102.51	$35.54	2.98%
13	87.75	-1.0%	0.99	$0.0009	$0.0101	-$0.00779	$142.16	$105.56	$36.60	2.98%
14	86.87	-1.0%	0.99	$0.0010	$0.0111	-$0.00802	$146.39	$108.70	$37.69	2.98%
15	86.01	-1.0%	0.99	$0.0010	$0.0121	-$0.00826	$150.75	$111.94	$38.81	2.98%
16	85.15	-1.0%	0.99	$0.0010	$0.0131	-$0.00851	$155.23	$115.27	$39.97	2.98%
17	84.29	-1.0%	0.99	$0.0010	$0.0141	-$0.00876	$159.85	$118.70	$41.15	2.98%
18	83.45	-1.0%	0.99	$0.0011	$0.0152	-$0.00902	$164.61	$122.23	$42.38	2.98%
19	82.62	-1.0%	0.99	$0.0011	$0.0163	-$0.00929	$169.50	$125.87	$43.64	2.98%
20	81.79	-1.0%	0.99	$0.0011	$0.0174	-$0.00956	$174.55	$129.61	$44.94	2.98%
21	80.97	-1.0%	0.99	$0.0012	$0.0186	-$0.00985	$179.74	$133.47	$46.28	2.98%
22	80.16	-1.0%	0.99	$0.0012	$0.0198	-$0.01014	$185.09	$137.44	$47.65	2.98%

PS-27

Example 4: The Index Level decreases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-72.90%
Cumulative Index Return	-19.63%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	89.00	-11.0%	0.89	$0.0007	$0.0007	-$0.00548	$99.99	$66.75	$33.24	32.98%
2	92.56	4.0%	1.04	$0.0009	$0.0015	-$0.00729	$132.97	$103.72	$29.25	-12.02%
3	95.34	3.0%	1.03	$0.0008	$0.0023	-$0.00641	$116.98	$90.37	$26.61	-9.02%
4	103.92	9.0%	1.09	$0.0007	$0.0030	-$0.00583	$106.42	$87.01	$19.42	-27.02%
5	109.11	5.0%	1.05	$0.0005	$0.0035	-$0.00426	$77.66	$61.16	$16.50	-15.02%
6	121.12	11.0%	1.11	$0.0004	$0.0039	-$0.00362	$65.99	$54.94	$11.05	-33.02%
7	128.38	6.0%	1.06	$0.0003	$0.0042	-$0.00242	$44.20	$35.14	$9.06	-18.02%
8	134.80	5.0%	1.05	$0.0002	$0.0044	-$0.00199	$36.23	$28.54	$7.70	-15.02%
9	161.76	20.0%	1.20	$0.0002	$0.0046	-$0.00169	$30.79	$27.71	$3.08	-60.02%
10	127.79	-21.0%	0.79	$0.0001	$0.0047	-$0.00067	$12.31	$7.29	$5.02	62.98%
11	122.68	-4.0%	0.96	$0.0001	$0.0048	-$0.00110	$20.06	$14.44	$5.62	11.98%
12	131.27	7.0%	1.07	$0.0001	$0.0050	-$0.00123	$22.46	$18.03	$4.43	-21.02%
13	154.90	18.0%	1.18	$0.0001	$0.0051	-$0.00097	$17.74	$15.70	$2.04	-54.02%
14	165.74	7.0%	1.07	$0.0001	$0.0052	-$0.00045	$8.16	$6.55	$1.61	-21.02%
15	159.11	-4.0%	0.96	$0.0000	$0.0052	-$0.00035	$6.44	$4.64	$1.80	11.98%
16	120.92	-24.0%	0.76	$0.0000	$0.0052	-$0.00040	$7.21	$4.11	$3.10	71.98%
17	106.41	-12.0%	0.88	$0.0001	$0.0053	-$0.00068	$12.40	$8.19	$4.22	35.98%
18	92.58	-13.0%	0.87	$0.0001	$0.0054	-$0.00092	$16.87	$11.01	$5.86	38.98%
19	82.39	-11.0%	0.89	$0.0002	$0.0056	-$0.00128	$23.44	$15.65	$7.79	32.98%
20	76.63	-7.0%	0.93	$0.0002	$0.0058	-$0.00171	$31.17	$21.74	$9.43	20.98%
21	70.50	-8.0%	0.92	$0.0002	$0.0060	-$0.00207	$37.71	$26.02	$11.69	23.98%
22	80.37	14.0%	1.14	$0.0003	$0.0063	-$0.00256	$46.75	$39.97	$6.78	-42.02%

PS-28

Example 5: The Index Level increases and decreases in a volatile manner, ending at the same level.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-37.25%
Cumulative Index Return	-0.02%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	102.00	2.0%	1.02	$0.0007	$0.0007	-$0.00548	$99.99	$76.50	$23.49	-6.02%
2	105.06	3.0%	1.03	$0.0006	$0.0013	-$0.00515	$93.97	$72.60	$21.37	-9.02%
3	109.26	4.0%	1.04	$0.0006	$0.0018	-$0.00468	$85.49	$66.69	$18.80	-12.02%
4	98.34	-10.0%	0.90	$0.0005	$0.0023	-$0.00412	$75.21	$50.77	$24.44	29.98%
5	100.30	2.0%	1.02	$0.0006	$0.0029	-$0.00536	$97.75	$74.79	$22.97	-6.02%
6	103.31	3.0%	1.03	$0.0006	$0.0035	-$0.00503	$91.86	$70.97	$20.89	-9.02%
7	92.98	-10.0%	0.90	$0.0005	$0.0041	-$0.00458	$83.57	$56.42	$27.16	29.98%
8	94.84	2.0%	1.02	$0.0007	$0.0048	-$0.00595	$108.63	$83.10	$25.52	-6.02%
9	96.74	2.0%	1.02	$0.0007	$0.0055	-$0.00559	$102.08	$78.10	$23.98	-6.02%
10	87.06	-10.0%	0.90	$0.0006	$0.0061	-$0.00526	$95.93	$64.76	$31.17	29.98%
11	88.80	2.0%	1.02	$0.0008	$0.0069	-$0.00683	$124.69	$95.39	$29.30	-6.02%
12	90.58	2.0%	1.02	$0.0008	$0.0077	-$0.00642	$117.18	$89.65	$27.53	-6.02%
13	81.52	-10.0%	0.90	$0.0007	$0.0084	-$0.00603	$110.12	$74.33	$35.78	29.98%
14	83.15	2.0%	1.02	$0.0009	$0.0093	-$0.00784	$143.13	$109.50	$33.63	-6.02%
15	84.82	2.0%	1.02	$0.0009	$0.0102	-$0.00737	$134.50	$102.90	$31.60	-6.02%
16	76.33	-10.0%	0.90	$0.0008	$0.0110	-$0.00693	$126.40	$85.32	$41.07	29.98%
17	77.86	2.0%	1.02	$0.0011	$0.0121	-$0.00900	$164.29	$125.69	$38.60	-6.02%
18	79.42	2.0%	1.02	$0.0010	$0.0131	-$0.00846	$154.39	$118.12	$36.27	-6.02%
19	81.01	2.0%	1.02	$0.0009	$0.0140	-$0.00795	$145.09	$111.00	$34.09	-6.02%
20	89.11	10.0%	1.10	$0.0009	$0.0149	-$0.00747	$136.35	$112.49	$23.85	-30.02%
21	90.89	2.0%	1.02	$0.0006	$0.0155	-$0.00523	$95.41	$72.99	$22.42	-6.02%
22	99.98	10.0%	1.10	$0.0006	$0.0161	-$0.00491	$89.66	$73.98	$15.69	-30.02%

PS-29

Examples 6 to 10: Maximum Amount of the Interest Rate Spread

Example 6: The Index Level alternatively decreases and increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.50%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	97.00	-3.0%	0.97	$0.0007	$0.0007	-$0.01096	$99.99	$72.75	$27.24	8.95%
2	99.91	3.0%	1.03	$0.0007	$0.0014	-$0.01194	$108.94	$84.17	$24.77	-9.05%
3	96.91	-3.0%	0.97	$0.0006	$0.0020	-$0.01086	$99.09	$72.09	$26.99	8.95%
4	99.82	3.0%	1.03	$0.0007	$0.0027	-$0.01183	$107.96	$83.41	$24.55	-9.05%
5	96.83	-3.0%	0.97	$0.0006	$0.0033	-$0.01076	$98.19	$71.44	$26.75	8.95%
6	99.73	3.0%	1.03	$0.0007	$0.0040	-$0.01173	$106.98	$82.65	$24.33	-9.05%
7	96.74	-3.0%	0.97	$0.0006	$0.0047	-$0.01066	$97.30	$70.80	$26.51	8.95%
8	99.64	3.0%	1.03	$0.0007	$0.0054	-$0.01162	$106.02	$81.91	$24.11	-9.05%
9	96.65	-3.0%	0.97	$0.0006	$0.0060	-$0.01057	$96.43	$70.16	$26.27	8.95%
10	99.55	3.0%	1.03	$0.0007	$0.0067	-$0.01151	$105.06	$81.17	$23.89	-9.05%
11	96.56	-3.0%	0.97	$0.0006	$0.0073	-$0.01047	$95.56	$69.52	$26.03	8.95%
12	99.46	3.0%	1.03	$0.0007	$0.0080	-$0.01141	$104.11	$80.44	$23.68	-9.05%
13	96.48	-3.0%	0.97	$0.0006	$0.0086	-$0.01038	$94.69	$68.90	$25.80	8.95%
14	99.37	3.0%	1.03	$0.0007	$0.0093	-$0.01131	$103.17	$79.71	$23.46	-9.05%
15	96.39	-3.0%	0.97	$0.0006	$0.0099	-$0.01028	$93.84	$68.27	$25.56	8.95%
16	99.28	3.0%	1.03	$0.0007	$0.0105	-$0.01121	$102.24	$78.99	$23.25	-9.05%
17	96.30	-3.0%	0.97	$0.0006	$0.0111	-$0.01019	$92.99	$67.66	$25.33	8.95%
18	99.19	3.0%	1.03	$0.0007	$0.0118	-$0.01110	$101.32	$78.28	$23.04	-9.05%
19	96.22	-3.0%	0.97	$0.0006	$0.0124	-$0.01010	$92.15	$67.05	$25.10	8.95%
20	99.10	3.0%	1.03	$0.0007	$0.0131	-$0.01100	$100.40	$77.57	$22.83	-9.05%
21	96.13	-3.0%	0.97	$0.0006	$0.0137	-$0.01001	$91.32	$66.44	$24.88	8.95%
22	99.01	3.0%	1.03	$0.0006	$0.0143	-$0.01090	$99.50	$76.87	$22.63	-9.05%

PS-30

Example 7: The Index Level increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.58%
Cumulative Index Return	91.61%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	103.00	3.0%	1.03	$0.0007	$0.0007	-$0.01096	$99.99	$77.25	$22.74	-9.05%
2	106.09	3.0%	1.03	$0.0006	$0.0012	-$0.00997	$90.94	$70.26	$20.68	-9.05%
3	109.27	3.0%	1.03	$0.0005	$0.0018	-$0.00907	$82.72	$63.91	$18.81	-9.05%
4	112.55	3.0%	1.03	$0.0005	$0.0023	-$0.00825	$75.23	$58.12	$17.11	-9.05%
5	115.93	3.0%	1.03	$0.0004	$0.0027	-$0.00750	$68.43	$52.87	$15.56	-9.05%
6	119.41	3.0%	1.03	$0.0004	$0.0031	-$0.00682	$62.24	$48.08	$14.15	-9.05%
7	122.99	3.0%	1.03	$0.0004	$0.0035	-$0.00620	$56.61	$43.73	$12.87	-9.05%
8	126.68	3.0%	1.03	$0.0003	$0.0038	-$0.00564	$51.49	$39.78	$11.71	-9.05%
9	130.48	3.0%	1.03	$0.0003	$0.0041	-$0.00513	$46.83	$36.18	$10.65	-9.05%
10	134.39	3.0%	1.03	$0.0003	$0.0044	-$0.00467	$42.59	$32.91	$9.69	-9.05%
11	138.42	3.0%	1.03	$0.0003	$0.0047	-$0.00425	$38.74	$29.93	$8.81	-9.05%
12	142.58	3.0%	1.03	$0.0002	$0.0049	-$0.00386	$35.23	$27.22	$8.01	-9.05%
13	146.85	3.0%	1.03	$0.0002	$0.0051	-$0.00351	$32.05	$24.76	$7.29	-9.05%
14	151.26	3.0%	1.03	$0.0002	$0.0053	-$0.00319	$29.15	$22.52	$6.63	-9.05%
15	155.80	3.0%	1.03	$0.0002	$0.0055	-$0.00291	$26.51	$20.48	$6.03	-9.05%
16	160.47	3.0%	1.03	$0.0002	$0.0056	-$0.00264	$24.11	$18.63	$5.48	-9.05%
17	165.28	3.0%	1.03	$0.0001	$0.0058	-$0.00240	$21.93	$16.94	$4.99	-9.05%
18	170.24	3.0%	1.03	$0.0001	$0.0059	-$0.00219	$19.95	$15.41	$4.54	-9.05%
19	175.35	3.0%	1.03	$0.0001	$0.0060	-$0.00199	$18.14	$14.02	$4.13	-9.05%
20	180.61	3.0%	1.03	$0.0001	$0.0061	-$0.00181	$16.50	$12.75	$3.75	-9.05%
21	186.03	3.0%	1.03	$0.0001	$0.0062	-$0.00164	$15.01	$11.60	$3.41	-9.05%
22	191.61	3.0%	1.03	$0.0001	$0.0063	-$0.00150	$13.65	$10.55	$3.10	-9.05%

PS-31

Example 8: The Index Level decreases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	89.72%
Cumulative Index Return	-19.84%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	99.00	-1.0%	0.99	$0.0007	$0.0007	-$0.01096	$99.99	$74.25	$25.74	2.95%
2	98.01	-1.0%	0.99	$0.0007	$0.0013	-$0.01128	$102.94	$76.44	$26.50	2.95%
3	97.03	-1.0%	0.99	$0.0007	$0.0020	-$0.01162	$105.98	$78.70	$27.28	2.95%
4	96.06	-1.0%	0.99	$0.0007	$0.0027	-$0.01196	$109.11	$81.03	$28.09	2.95%
5	95.10	-1.0%	0.99	$0.0007	$0.0035	-$0.01231	$112.33	$83.42	$28.92	2.95%
6	94.15	-1.0%	0.99	$0.0008	$0.0042	-$0.01268	$115.65	$85.88	$29.77	2.95%
7	93.21	-1.0%	0.99	$0.0008	$0.0050	-$0.01305	$119.07	$88.42	$30.65	2.95%
8	92.27	-1.0%	0.99	$0.0008	$0.0058	-$0.01344	$122.59	$91.03	$31.56	2.95%
9	91.35	-1.0%	0.99	$0.0008	$0.0066	-$0.01383	$126.21	$93.72	$32.49	2.95%
10	90.44	-1.0%	0.99	$0.0008	$0.0074	-$0.01424	$129.93	$96.49	$33.45	2.95%
11	89.53	-1.0%	0.99	$0.0009	$0.0083	-$0.01466	$133.77	$99.34	$34.43	2.95%
12	88.64	-1.0%	0.99	$0.0009	$0.0092	-$0.01509	$137.72	$102.27	$35.45	2.95%
13	87.75	-1.0%	0.99	$0.0009	$0.0101	-$0.01554	$141.79	$105.29	$36.50	2.95%
14	86.87	-1.0%	0.99	$0.0009	$0.0111	-$0.01600	$145.98	$108.40	$37.58	2.95%
15	86.01	-1.0%	0.99	$0.0010	$0.0121	-$0.01647	$150.29	$111.60	$38.69	2.95%
16	85.15	-1.0%	0.99	$0.0010	$0.0131	-$0.01696	$154.73	$114.90	$39.83	2.95%
17	84.29	-1.0%	0.99	$0.0010	$0.0141	-$0.01746	$159.30	$118.29	$41.01	2.95%
18	83.45	-1.0%	0.99	$0.0011	$0.0152	-$0.01798	$164.00	$121.79	$42.22	2.95%
19	82.62	-1.0%	0.99	$0.0011	$0.0163	-$0.01851	$168.85	$125.38	$43.46	2.95%
20	81.79	-1.0%	0.99	$0.0011	$0.0174	-$0.01905	$173.83	$129.09	$44.75	2.95%
21	80.97	-1.0%	0.99	$0.0012	$0.0186	-$0.01962	$178.97	$132.90	$46.07	2.95%
22	80.16	-1.0%	0.99	$0.0012	$0.0198	-$0.02019	$184.25	$136.82	$47.43	2.95%

PS-32

Example 9: The Index Level decreases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-73.05%
Cumulative Index Return	-19.63%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	89.00	-11.0%	0.89	$0.0007	$0.0007	-$0.01096	$99.99	$66.75	$33.24	32.95%
2	92.56	4.0%	1.04	$0.0009	$0.0015	-$0.01457	$132.94	$103.70	$29.23	-12.05%
3	95.34	3.0%	1.03	$0.0008	$0.0023	-$0.01282	$116.92	$90.33	$26.59	-9.05%
4	103.92	9.0%	1.09	$0.0007	$0.0030	-$0.01166	$106.35	$86.95	$19.40	-27.05%
5	109.11	5.0%	1.05	$0.0005	$0.0035	-$0.00850	$77.58	$61.10	$16.48	-15.05%
6	121.12	11.0%	1.11	$0.0004	$0.0039	-$0.00722	$65.91	$54.88	$11.03	-33.05%
7	128.38	6.0%	1.06	$0.0003	$0.0042	-$0.00484	$44.13	$35.09	$9.04	-18.05%
8	134.80	5.0%	1.05	$0.0002	$0.0044	-$0.00396	$36.17	$28.48	$7.68	-15.05%
9	161.76	20.0%	1.20	$0.0002	$0.0046	-$0.00337	$30.72	$27.65	$3.07	-60.05%
10	127.79	-21.0%	0.79	$0.0001	$0.0047	-$0.00135	$12.28	$7.27	$5.00	62.95%
11	122.68	-4.0%	0.96	$0.0001	$0.0048	-$0.00219	$20.00	$14.40	$5.60	11.95%
12	131.27	7.0%	1.07	$0.0001	$0.0050	-$0.00245	$22.39	$17.97	$4.42	-21.05%
13	154.90	18.0%	1.18	$0.0001	$0.0051	-$0.00194	$17.68	$15.65	$2.03	-54.05%
14	165.74	7.0%	1.07	$0.0001	$0.0051	-$0.00089	$8.12	$6.52	$1.60	-21.05%
15	159.11	-4.0%	0.96	$0.0000	$0.0052	-$0.00070	$6.41	$4.62	$1.80	11.95%
16	120.92	-24.0%	0.76	$0.0000	$0.0052	-$0.00079	$7.18	$4.09	$3.09	71.95%
17	106.41	-12.0%	0.88	$0.0001	$0.0053	-$0.00135	$12.35	$8.15	$4.20	35.95%
18	92.58	-13.0%	0.87	$0.0001	$0.0054	-$0.00184	$16.79	$10.96	$5.83	38.95%
19	82.39	-11.0%	0.89	$0.0002	$0.0056	-$0.00256	$23.33	$15.57	$7.76	32.95%
20	76.63	-7.0%	0.93	$0.0002	$0.0058	-$0.00340	$31.02	$21.64	$9.38	20.95%
21	70.50	-8.0%	0.92	$0.0002	$0.0060	-$0.00411	$37.52	$25.89	$11.63	23.95%
22	80.37	14.0%	1.14	$0.0003	$0.0063	-$0.00510	$46.50	$39.76	$6.74	-42.05%

PS-33

Example 10: The Index Level increases and decreases in a volatile manner, ending at the same level.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-37.57%
Cumulative Index Return	-0.02%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Deposit Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	102.00	2.0%	1.02	$0.0007	$0.0007	-$0.01096	$99.99	$76.50	$23.49	-6.05%
2	105.06	3.0%	1.03	$0.0006	$0.0013	-$0.01030	$93.94	$72.58	$21.36	-9.05%
3	109.26	4.0%	1.04	$0.0006	$0.0018	-$0.00936	$85.44	$66.65	$18.79	-12.05%
4	98.34	-10.0%	0.90	$0.0005	$0.0023	-$0.00824	$75.15	$50.73	$24.42	29.95%
5	100.30	2.0%	1.02	$0.0006	$0.0029	-$0.01070	$97.66	$74.72	$22.94	-6.05%
6	103.31	3.0%	1.03	$0.0006	$0.0035	-$0.01006	$91.76	$70.89	$20.87	-9.05%
7	92.98	-10.0%	0.90	$0.0005	$0.0041	-$0.00915	$83.46	$56.34	$27.12	29.95%
8	94.84	2.0%	1.02	$0.0007	$0.0048	-$0.01189	$108.45	$82.98	$25.48	-6.05%
9	96.74	2.0%	1.02	$0.0007	$0.0055	-$0.01117	$101.90	$77.96	$23.94	-6.05%
10	87.06	-10.0%	0.90	$0.0006	$0.0061	-$0.01049	$95.74	$64.63	$31.11	29.95%
11	88.80	2.0%	1.02	$0.0008	$0.0069	-$0.01364	$124.41	$95.19	$29.23	-6.05%
12	90.58	2.0%	1.02	$0.0008	$0.0076	-$0.01281	$116.89	$89.43	$27.46	-6.05%
13	81.52	-10.0%	0.90	$0.0007	$0.0084	-$0.01204	$109.82	$74.14	$35.68	29.95%
14	83.15	2.0%	1.02	$0.0009	$0.0093	-$0.01564	$142.72	$109.19	$33.53	-6.05%
15	84.82	2.0%	1.02	$0.0009	$0.0102	-$0.01470	$134.09	$102.59	$31.50	-6.05%
16	76.33	-10.0%	0.90	$0.0008	$0.0110	-$0.01381	$125.98	$85.05	$40.93	29.95%
17	77.86	2.0%	1.02	$0.0011	$0.0120	-$0.01794	$163.72	$125.26	$38.46	-6.05%
18	79.42	2.0%	1.02	$0.0010	$0.0130	-$0.01686	$153.82	$117.68	$36.13	-6.05%
19	81.01	2.0%	1.02	$0.0009	$0.0140	-$0.01584	$144.52	$110.57	$33.95	-6.05%
20	89.11	10.0%	1.10	$0.0009	$0.0149	-$0.01488	$135.78	$112.03	$23.75	-30.05%
21	90.89	2.0%	1.02	$0.0006	$0.0155	-$0.01041	$94.98	$72.67	$22.31	-6.05%
22	99.98	10.0%	1.10	$0.0006	$0.0161	-$0.00978	$89.24	$73.63	$15.61	-30.05%

PS-34

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Interest and assuming a constant daily inverse leverage and volatility over time.

Table 1 illustrates the effect of two factors that affect the notes’ performance: Index volatility and Index return. Index volatility is a statistical measure of the magnitude of fluctuations in the returns of the Index and is calculated as the standard deviation of the natural logarithms of the Index Performance Factor (calculated daily), multiplied by the square root of the number of Index Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of Index volatility and Index return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees and Daily Interest of 0% and that the volatility of the Index remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Interest were included, the notes’ performance would be different than shown.

Because the return on the notes is linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, the notes might be incorrectly expected to achieve a 30% return on a yearly basis if the Index return was -10%, absent the effects of compounding. However, as Table 1 shows, with an Index volatility of 40%, and given the assumptions listed above, the notes would return -47.48%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the inverse Index performance times 3.0 leverage; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the inverse Index performance times 3.0 leverage.

This table highlights the impact of leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. This table should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index Level to arrive at its ending level. The figures in this table have been rounded for convenience.

PS-35

		One Year Index Volatility
One Year Index Perform- ance	Three Times the Inverse (-3x) of One Year Index Perform- ance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	225%	6300.00%	6204.72%	5927.29%	5491.78%	4934.42%	4298.65%	3629.59%	2968.83%	2350.51%	1798.94%	1328.03%	942.16%	638.08%	407.28%	238.34%
-70%	210%	3603.70%	3548.56%	3388.02%	3135.98%	2813.44%	2445.52%	2058.33%	1675.95%	1318.12%	998.93%	726.41%	503.10%	327.13%	193.56%	95.80%
-65%	195%	2232.36%	2197.64%	2096.54%	1937.82%	1734.70%	1503.01%	1259.18%	1018.38%	793.04%	592.04%	420.42%	279.80%	168.98%	84.87%	23.30%
-60%	180%	1462.50%	1439.24%	1371.51%	1265.18%	1129.11%	973.89%	810.54%	649.23%	498.27%	363.61%	248.64%	154.43%	80.20%	23.85%	-17.40%
-55%	165%	997.39%	981.06%	933.49%	858.81%	763.24%	654.23%	539.50%	426.21%	320.18%	225.61%	144.86%	78.70%	26.56%	-13.02%	-41.99%
-50%	150%	700.00%	688.09%	653.41%	598.97%	529.30%	449.83%	366.20%	283.60%	206.31%	137.37%	78.50%	30.27%	-7.74%	-36.59%	-57.71%
-45%	135%	501.05%	492.10%	466.05%	425.15%	372.80%	313.10%	250.26%	188.21%	130.14%	78.34%	34.11%	-2.13%	-30.68%	-52.36%	-68.22%
-40%	120%	362.96%	356.07%	336.00%	304.50%	264.18%	218.19%	169.79%	121.99%	77.27%	37.37%	3.30%	-24.61%	-46.61%	-63.30%	-75.53%
-35%	105%	264.13%	258.71%	242.93%	218.15%	186.44%	150.26%	112.20%	74.60%	39.42%	8.04%	-18.75%	-40.71%	-58.01%	-71.14%	-80.75%
-30%	90%	191.55%	187.20%	174.57%	154.73%	129.34%	100.38%	69.90%	39.80%	11.63%	-13.50%	-34.95%	-52.53%	-66.38%	-76.89%	-84.59%
-25%	75%	137.04%	133.51%	123.23%	107.10%	86.46%	62.91%	38.13%	13.66%	-9.24%	-29.67%	-47.11%	-61.40%	-72.66%	-81.21%	-87.47%
-20%	60%	95.31%	92.40%	83.94%	70.65%	53.64%	34.24%	13.82%	-6.35%	-25.22%	-42.05%	-56.42%	-68.20%	-77.48%	-84.52%	-89.67%
-15%	45%	62.83%	60.41%	53.35%	42.27%	28.09%	11.91%	-5.11%	-21.92%	-37.65%	-51.69%	-63.67%	-73.48%	-81.22%	-87.09%	-91.39%
-10%	30%	37.17%	35.13%	29.19%	19.85%	7.91%	-5.72%	-20.06%	-34.22%	-47.48%	-59.30%	-69.39%	-77.66%	-84.18%	-89.13%	-92.75%
-5%	15%	16.64%	14.90%	9.84%	1.91%	-8.25%	-19.84%	-32.03%	-44.07%	-55.34%	-65.39%	-73.98%	-81.01%	-86.55%	-90.76%	-93.83%
0%	0%	0.00%	-1.49%	-5.82%	-12.63%	-21.34%	-31.27%	-41.73%	-52.05%	-61.71%	-70.33%	-77.69%	-83.72%	-88.47%	-92.07%	-94.71%
5%	-15%	-13.62%	-14.90%	-18.65%	-24.53%	-32.05%	-40.63%	-49.66%	-58.58%	-66.92%	-74.37%	-80.73%	-85.93%	-90.04%	-93.15%	-95.43%
10%	-30%	-24.87%	-25.99%	-29.24%	-34.36%	-40.90%	-48.36%	-56.22%	-63.97%	-71.23%	-77.71%	-83.24%	-87.77%	-91.34%	-94.04%	-96.03%
15%	-45%	-34.25%	-35.23%	-38.08%	-42.55%	-48.28%	-54.81%	-61.68%	-68.47%	-74.82%	-80.49%	-85.33%	-89.29%	-92.42%	-94.79%	-96.52%
20%	-60%	-42.13%	-42.99%	-45.50%	-49.44%	-54.48%	-60.23%	-66.28%	-72.25%	-77.84%	-82.83%	-87.09%	-90.58%	-93.33%	-95.41%	-96.94%
25%	-75%	-48.80%	-49.56%	-51.78%	-55.27%	-59.72%	-64.81%	-70.16%	-75.45%	-80.40%	-84.81%	-88.58%	-91.66%	-94.10%	-95.94%	-97.29%
30%	-90%	-54.48%	-55.16%	-57.13%	-60.23%	-64.20%	-68.72%	-73.48%	-78.17%	-82.57%	-86.49%	-89.84%	-92.59%	-94.75%	-96.39%	-97.59%
35%	-105%	-59.36%	-59.96%	-61.72%	-64.49%	-68.03%	-72.07%	-76.31%	-80.51%	-84.44%	-87.94%	-90.93%	-93.38%	-95.31%	-96.78%	-97.85%
40%	-120%	-63.56%	-64.10%	-65.68%	-68.16%	-71.33%	-74.95%	-78.76%	-82.53%	-86.05%	-89.19%	-91.87%	-94.07%	-95.80%	-97.11%	-98.07%
45%	-135%	-67.20%	-67.69%	-69.11%	-71.34%	-74.20%	-77.46%	-80.88%	-84.27%	-87.44%	-90.27%	-92.68%	-94.66%	-96.22%	-97.40%	-98.27%
50%	-150%	-70.37%	-70.81%	-72.10%	-74.11%	-76.69%	-79.64%	-82.73%	-85.79%	-88.66%	-91.21%	-93.39%	-95.18%	-96.58%	-97.65%	-98.43%
55%	-165%	-73.15%	-73.55%	-74.71%	-76.54%	-78.88%	-81.54%	-84.35%	-87.12%	-89.72%	-92.03%	-94.01%	-95.63%	-96.90%	-97.87%	-98.58%
60%	-180%	-75.59%	-75.95%	-77.01%	-78.67%	-80.80%	-83.22%	-85.77%	-88.29%	-90.65%	-92.76%	-94.55%	-96.02%	-97.18%	-98.06%	-98.71%
65%	-195%	-77.74%	-78.07%	-79.04%	-80.55%	-82.49%	-84.70%	-87.03%	-89.33%	-91.48%	-93.39%	-95.03%	-96.38%	-97.43%	-98.24%	-98.82%
70%	-210%	-79.65%	-79.95%	-80.83%	-82.22%	-83.99%	-86.01%	-88.14%	-90.24%	-92.21%	-93.96%	-95.46%	-96.69%	-97.65%	-98.39%	-98.92%
75%	-225%	-81.34%	-81.62%	-82.43%	-83.70%	-85.32%	-87.18%	-89.13%	-91.05%	-92.86%	-94.46%	-95.84%	-96.96%	-97.85%	-98.52%	-99.01%

Numbers in red font highlight scenarios where the notes are expected to perform negatively. Shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the inverse Index performance times the Daily Leverage Factor; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the inverse Index performance times the Daily Leverage Factor. Please note that the table above is not a representation as to the notes’ actual returns, which may be materially different than the scenarios shown above, as a result of a variety of factors, including the decay effects described above, as well as the Daily Investor Fee and any negative Daily Interest.

PS-36

Illustrations of the “Decay” Effect on the Notes

The daily resetting of the notes’ leveraged exposure to the inverse performance of the Index is expected to cause the notes to experience a “decay” effect, which worsens over time and increases with the volatility of the Index. The decay effect refers to the tendency of the notes to lose value over time, regardless of the performance of the Index. The decay effect occurs any time the Index moves in a direction on one day that is different from the direction it moved on the prior day. If the Index decreases one day and increases the next, the resetting of the leveraged exposure based on the lower Index Level after the first day means that a higher Indicative Note Value is exposed to the increase of the Index Level on the next day than if the leveraged exposure had not been reset; and if the Index increases one day and decreases the next, the resetting of the leveraged exposure based on the lower Index Level after the first day means that a lower Indicative Note Value is exposed to the decrease on the next day. One consequence of this daily resetting of leverage is that, if the Index moves in one direction from Day 0 to Day 1 and then returns to its Day 0 level on Day 2, the Closing Indicative Note Value of the notes will be lower on Day 2 than it was on Day 0, even though the Closing Index Level is the same on Day 2 as it was on Day 0. As a result of this decay effect, it is extremely likely that the value of the notes will decline to near zero (absent reverse splits) by the Maturity Date, and likely significantly sooner. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate-or long-term investment is very likely to sustain significant losses, even if the Index Level decreases over the relevant time period. Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes are not intended to be “buy and hold” investments. Investors should actively and frequently monitor their investments in the notes on a daily or intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period.

The examples below are designed to illustrate the decay effect on the Closing Indicative Note Value of the notes over a short period of time. To isolate the decay effect, the examples below disregard the effects of the Daily Investor Fee and the Daily Interest. If the Daily Investor Fee and any negative Daily Interest were also taken into account, then the hypothetical Closing Indicative Note Values below would be even lower.

Each of the examples below illustrates hypothetical daily fluctuations in the Closing Index Level over a period of 10 Index Business Days. By showing changes over 10 Index Business Days, we are not suggesting that 10 Index Business Days is an appropriate period of time to hold the notes. Rather, we are showing changes over 10 Index Business Days to illustrate how the decay effect increases over a number of days, and to illustrate the risks of holding the notes for more than one Index Business Day. As described elsewhere in this pricing supplement, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks.

In each of the examples below, the Closing Index Level is the same at the end of the hypothetical 10 Index Business Day period as it was at the beginning of the period. We are showing examples on this basis to illustrate how the decay effect has an impact on the Closing Indicative Note Value of the notes that is independent from the directional performance of the Index. If the Index were to move in an adverse direction (i.e., higher in the case of the notes) over the relevant time period, the Closing Indicative Note Values would be lower than in the examples illustrated below.

The examples below are based on a hypothetical Closing Index Level of 100 and a hypothetical Closing Indicative Note Value of $100 at the beginning of the hypothetical 10 Index Business Day period.

PS-37

Example 1. The Closing Index Level fluctuates by 1% per day.

In this example, the Index fluctuates by 1% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	101.00	1.00%	97.00	-3.00%
2	100.00	0.00%	99.88	-0.12%
3	99.00	-1.00%	102.88	2.88%
4	100.00	0.00%	99.76	-0.24%
5	101.00	1.00%	96.77	-3.23%
6	100.00	0.00%	99.64	-0.36%
7	99.00	-1.00%	102.63	2.63%
8	100.00	0.00%	99.52	-0.48%
9	101.00	1.00%	96.54	-3.46%
10	100.00	0.00%	99.40	-0.60%

In this example, although the Closing Index Level fluctuated within a narrow range around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -0.60% (before giving effect to the Daily Investor Fee and any negative Daily Interest).

PS-38

Example 2. The Closing Index Level fluctuates by 5% per day.

In this example, the Index fluctuates by 5% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	105.00	5.00%	85.00	-15.00%
2	100.00	0.00%	97.14	-2.86%
3	95.00	-5.00%	111.71	11.71%
4	100.00	0.00%	94.08	-5.92%
5	105.00	5.00%	79.96	-20.04%
6	100.00	0.00%	91.39	-8.61%
7	95.00	-5.00%	105.10	5.10%
8	100.00	0.00%	88.50	-11.50%
9	105.00	5.00%	75.23	-24.77%
10	100.00	0.00%	85.97	-14.03%

In this example, although the Closing Index Level fluctuated around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -14.03% (before giving effect to the Daily Investor Fee and any negative Daily Interest).

PS-39

Example 3. The Closing Index Level fluctuates by 12% per day.

In this example, the Index fluctuates by 12% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	112.00	12.00%	64.00	-36.00%
2	100.00	0.00%	84.57	-15.43%
3	88.00	-12.00%	115.02	15.02%
4	100.00	0.00%	67.96	-32.04%
5	112.00	12.00%	43.50	-56.50%
6	100.00	0.00%	57.48	-42.52%
7	88.00	-12.00%	78.17	-21.83%
8	100.00	0.00%	46.19	-53.81%
9	112.00	12.00%	29.56	-70.44%
10	100.00	0.00%	39.07	-60.93%

In this example, although the Closing Index Level fluctuated around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -60.93% (before giving effect to the Daily Investor Fee and any negative Daily Interest).

In this example, the greater magnitude of the daily changes in the Closing Index Level as compared to both of the prior examples results in significantly greater decay, with a decay of -60.93%. The Closing Indicative Note Value experienced this significant decay even though the Closing Index Level concluded the hypothetical 10 Index Business Day period at the same level at which it started. As this example illustrates, the greater the daily fluctuations in the Closing Index Level (i.e., the greater the volatility), the greater the decay.

* * *

In each example, there is no change in the Closing Index Level from Day 0 to Day 10, in order to isolate the decay effect from other factors that affect the Closing Indicative Note Value. If the Index Level increases over the same time period, that adverse Index movement would have caused the Closing Indicative Note Value to be even lower. For example, on Day 9 of Example 3 above, the Index Level was 12% higher than it was on Day 0, and the Closing Indicative Note Value was 70.44% lower on that day than it was on Day 0, for a loss that is greater than 3 times the increase of the Index from Day 0 to Day 9.

The above examples illustrate the following important points about the decay effect over any holding period of more than one day:

The decay effect worsens over time. In each of the examples above, the Closing Index Level returns to the original level of 100 on multiple days during the 10 Index Business Day period. Each time the level returns to 100, the Closing Indicative Note Value is lower than it was on any earlier date on which the Closing Index Level was 100. The same is true for each of the other Closing Index Levels shown in the examples above.

Although the decay effect worsens over time, it can have a meaningful effect even over a period as short as two days. In Example 3 above, the Closing Index Level falls from 100 to 88 from Day 2 to Day 3 and then returns to 100 on Day 4. Although the Closing Index Level is the same on Day 4 as it was on Day 2, the Closing Indicative Note Value of the notes on Day 4 was lower, and in the case of Example 3, significantly lower, than it was on Day 2.

PS-40

The decay effect worsens as volatility increases. Volatility refers to the average magnitude of daily fluctuations in the Closing Index Level over any period of time. The daily fluctuations in Example 2 are significantly larger than they are in Example 1, and the daily fluctuations in Example 3 are significantly larger than they are in Example 2. As a result, the decline in the Closing Indicative Note Value in Example 2 is significantly greater than it is in Example 1, and the decline in the Closing Indicative Note Value in Example 3 is significantly greater than it is in Example 2.

The daily compounding of returns will adversely affect the Closing Indicative Note Value of the notes any time the Closing Index Level moves in a different direction on one day than it did on the prior day. If the Closing Index Level increases from Day 0 to Day 1 and then decreases by the same amount from Day 1 to Day 2, or if the Closing Index Level decreases from Day 0 to Day 1 and then increases by the same amount from Day 1 to Day 2, the Closing Indicative Note Value on Day 2 will be lower than it was on Day 0, even though the Closing Index Level on Day 2 is the same as it was on Day 0.

The 3-to-1 inverse leverage ratio does not hold for any period longer than one day. In Example 3 above, the 70.44% loss reflected in the Closing Indicative Note Value from Day 0 to Day 9 was approximately 5.87 times greater than the 12% decline in the Closing Index Level over the same period.

In fact, the Closing Indicative Note Value of the notes may decline significantly over any given time period even if the Closing Index Level from the beginning to the end of that time period decreases. For example, in Example 3 above, the Closing Index Level has decreased by 12% from Day 0 to Day 7, but the Closing Indicative Note Value was 21.83% lower on Day 7 than it was on Day 0.

PS-41

INTRADAY INDEX LEVEL AND INTRADAY VALUE OF THE NOTES

Intraday Index Level

Each Index Business Day, the Index Calculation Agent will calculate and publish the intraday Index Level every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “PJETSNTR<Index>.”

The Index Calculation Agent is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index Level will be derived from sources the Index Calculation Agent deems reliable, but the Index Calculation Agent and its affiliates do not guarantee the correctness or completeness of the intraday Index Level or other information furnished in connection with the notes or the calculation of the Index. The Index Calculation Agent makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index Level or any data included therein. The Index Calculation Agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index Level or any data included therein. The Index Calculation Agent, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Calculation Agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index Level or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index Level from whatever cause. The Index Calculation Agent is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the Index Level will be provided for reference purposes only. Published calculations of the Index Level from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index Level and therefore the value of the notes in the secondary market. The intraday Index Level published every 15 seconds will be based on the intraday prices of the Index components.

Intraday Indicative Note Value

An Intraday Indicative Value, which is an approximation of the value of the notes, will be calculated and published by Solactive AG (“Solactive”) or a successor on Bloomberg under the ticker symbol “JETDIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published Index Level divided by (b) the Closing Index Level on the preceding Index Business Day.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

PS-42

The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Short Index Amount, the Deposit Amount and the Intraday Index Performance Factor (using, instead of the Closing Index Level for the date of determination, the intraday Index Level at the time of determination), as described immediately above. Because the intraday Index Level and the Intraday Short Index Amount are variable, the Intraday Indicative Value translates the change in the Index Level from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday Index Level for its calculation; therefore, a variation in the intraday Index Level from the previous Exchange Business Day’s Closing Index Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Exchange Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors — The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset on each day, and the leverage of the notes during any given day may be greater than or less than -3.0.” The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published Index Level.

The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The Index Levels provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the Index components. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Value of the notes by Solactive may occasionally be subject to delay or postponement. If the intraday Index Level is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

None of the Index Sponsor, the Index Calculation Agent or their respective affiliates are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Values of the notes calculated by Solactive are derived from sources deemed reliable, but Solactive and its affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Solactive and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Solactive and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

PS-43

THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by the Index Sponsor. We have not undertaken any independent review or due diligence of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The description of the Index is summarized from its governing methodology, which is available on the website maintained by the Index Sponsor (www.primeindexes.com). Neither the methodology nor any other information included on any website maintained by the Index Sponsor or the Index Calculation Agent is included or incorporated by reference into this pricing supplement.

Introduction

The Index tracks the performance of U.S.-listed companies that have operations relating to the airline industry, including airlines and aircraft and aircraft parts manufacturers, and companies engaged in the businesses of air freight and logistics, aircraft leasing and airline and airport operations. The Index is a net total return index, as further discussed below, and is calculated in USD. The Index is a net total return index, and when calculating the Index Level, dividends declared by non-U.S. Index components may be reduced to reflect certain applicable withholding taxes on dividends.

The ticker symbol of the Index is “PJETSNTR”. The Index is based on an initial level of 100, as of December 1, 2022 (the “Base Date”). The Index Level is calculated to two decimal places.

The Index is owned by Prime Indexes, a division of Level ETF Ventures LLC. The Index Level is calculated and distributed by the Index Calculation Agent.

The Index composition is reconstituted quarterly, and the Index weights are determined monthly, in each case, based on market data at the close of trading on the first day of trading of the applicable month (each, a “Selection Day”).

Selection of the Index Components

After the close of trading on each Selection Day in March, June, September, and December, the eligibility requirements set forth below and data as of the close of trading on such day are used to select the Index components. There is no maximum number of Index components that can be included in the Index.

•	Security and Listing Requirement. Each Index component must be an equity security or an American Depository Receipt (an “ADR”) listed on a U.S. national securities exchange. Exchange traded products, such as exchange traded funds and exchange traded notes, are not eligible for inclusion in the Index. Master limited partnerships are also not eligible for inclusion.

•	Headquarters Requirement. The issuer of each Index component (or, with respect to an ADR, the issuer of the security underlying the ADR) must not be headquartered or organized in Canada or the People's Republic of China, as determined by the Index Sponsor.

•	Industry Requirement. The issuer of each Index component must belong to one or more of the following categories:

a)	Airlines. Airline companies are those that are categorized as either Scheduled Air Transportation or Nonscheduled Air Transportation, as defined by the North American Industry Classification System (the “NAICS”);

b)	Aircraft and Parts Manufacturing. Aircraft and Parts Manufacturing companies are those that are categorized as Aerospace Product and Parts Manufacturing by the NAICS. To be included in this category, a company must disclose in its most recent annual report that it derives revenue from manufacturing aircraft and aircraft parts for commercial airlines. In addition, only the five largest companies, as measured by market capitalization, that meet the requirements of this category shall be selected as Index components; or

c)	Air Freight and Logistics. Air Freight and Logistics companies are those that are categorized as Couriers and Express Delivery Services by the NAICS. Further, to be included in this category, a company must disclose in its most recent annual report that it owns aircraft to execute its core business activity.

PS-44

•	Market Capitalization Requirement: Each Index component must have a market capitalization of at least $500 million;

•	Liquidity Requirement: Each Index component must have an ADVT of at least $10,000,000, where “ADVT” for a given security shall be the average daily value traded of that security over the 3-month period immediately preceding the relevant Selection Day;

•	Minimum Share Price: Each Index component must have a minimum share price of $1.00; and

•	Minimum Listing History: Each Index component‘s initial listing date on its primary exchange must be at least three calendar months prior to the relevant Selection Day.

Weighting of Index Components

After the close of trading on each Selection Day, the weighting of each Index component (the “Selection Weight”) is determined in accordance with the process outlined below, based on data as of the close of trading on that day:

1.	All Index components are ranked from highest to lowest based on their respective ADVTs.

2.	The Selection Weights for the Index components are determined using the following formula:

where,

Wi = the Selection Weight for Index component i

ADVTi = ADVT for Index component i

n = the number of Index components in the Index.

If any Selection Weight is greater than 9% for any of the Index components, that Index component’s Selection Weight is reduced to 9%, and the excess amount above 9% is redistributed proportionately to the other Index components based on the proportionate Selection Weights of such other securities to each other. If necessary, this step is repeated until no Index component has a Selection Weight greater than 9%.

If the aggregate weight of all Foreign Index Components (as defined below) is greater than 10%, the excess amount above 10% will be redistributed from each Foreign Index Component, based on the proportionate Selection Weights of the Foreign Index Components to each other, to the other Index components that (i) are not Foreign Index Components; and (ii) do not have a Selection Weight that is greater than or equal to 9%, based on the proportionate Selection Weights of such other components to each other. A “Foreign Index Component” is an Index component whose issuer is not headquartered in the U.S.

If two or more securities and/or ADRs have the same ADVT, such “tied” securities and/or ADRs are ranked, from highest to lowest, in accordance with their respective market capitalizations.

PS-45

Monthly Adjustments

After the close of trading on each monthly Selection Day:

•	any Index component that does not satisfy the Index's market capitalization requirement (as described above) will be removed from the Index on the immediately following Adjustment Day (defined below); and
•	the Selection Weight for each remaining Index component is recalculated as described above.

After the close of trading on the third Friday of every month (or if that Friday is not an Index Trading Day, the next Index Trading Day), the Index is updated to reflect the Index components and their respective Selection Weights, each as determined on the immediately preceding Selection Day. The applicable date is referred to as an “Adjustment Day”.

Extraordinary Events

If an Extraordinary Event (as defined below) involving an Index component or an issuer of an Index component, as applicable, occurs, the Index Calculation Agent will make any necessary adjustments to the Index that it deems appropriate in order to take into account the effect of that event, including the effective date on which those adjustments will become effective. An “Extraordinary Event” will consist of, but not be limited to, mergers, takeover bids, delistings, nationalizations and insolvencies, in each case, to the extent provided in the Index methodology.

Index Calculation

From 9:00 a.m. to 4:50 p.m., Eastern Time, on each Index Trading Day, the Index Calculation Agent calculates the Index Level in accordance with the following formula:

where,

Indext = the Index Level on Index Trading Day t

= Index Shares of Index component i on Index Trading Day t

= Trading Price of Index component i on Index Trading Day t

An “Index Trading Day”, in relation to the Index, is a day that the New York Stock Exchange is open for trading (or a day that the New York Stock Exchange would have been open for trading if an Index disruption event, as defined in the Index methodology, had not occurred). The Index Calculation Agent is responsible for determining whether a day is an Index Trading Day with regard to the Index or an Index component.

“Index Shares,” with respect to any Index component, is calculated on each Selection Day and represents the number of hypothetical shares (including fractional shares) of an Index component to be included in the Index. For any Index component, this number equals the ratio of (a) the Selection Weight of the Index component on such Selection Day, multiplied by the Index Level on that day, to (b) the closing price of the Index component on that day. The Index Shares for any Index are subject to change due to dividends or other corporate actions.

Following an announcement by the issuer of an Index component of a corporate action (including, but not limited to, a stock split or stock dividend), the Index Calculation Agent will determine whether that corporate action has a dilutive, concentrative or similar effect on the price of the relevant Index component. The Index Calculation Agent will make any necessary adjustments that it deems appropriate, including adjusting the Index Shares of such component, in order to take into account the dilutive, concentrative or similar effect, and will determine the date on which the applicable adjustments will become effective. These adjustments are performed by the Index Calculation Agent, as enumerated in its policy and procedures documents, which is available at: https://www.solactive.com/documents/ No documents on that website are included or incorporated by reference in this document.

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Dividends

A cash dividend or a special dividend in respect of an Index component will result in an adjustment to the Index Shares of that component when calculating the Index Level. This adjustment entails reinvesting the applicable dividend into the relevant Index component, based on the closing price of that Index component on the Index Trading Day immediately prior to the dividend ex-date. Due to such adjustment, the Index Shares of the applicable component will increase by a price adjustment factor (the “Price Adjustment Factor,” or “PAF”). The PAF reflects the relation between the closing price of the Index component on the Index Trading Day prior to the dividend ex-date, and the adjusted price of that component on the dividend ex-date. The PAF is calculated in accordance with the following formula:

where,

= the Price Adjustment Factor of Index component i on Index Trading Day t+1

t = the Index Trading Day immediately prior to the dividend ex-date

= the closing price of Index component i on Index Trading Day t

= the dividend of the Index component i on the Index Trading Day t+1

= the withholding tax rate of the Index component i on the Index Trading Day t+1

The adjusted Index Shares after the implementation of this adjustment is calculated as follows:

where,

xi,t+1 = the adjusted Index Shares of Index component i on Index Trading Day t+1

The Index is a net total return index, which means that the Index Level reflects changes in the prices of the Index components and dividends paid on the Index components, less withholding taxes from the perspective of a U.S.-based investor. Accordingly, if an Index component is incorporated outside of the U.S., the Index Sponsor will reduce the amount of the dividend by an amount that is intended to approximate the current withholding tax rate that is applicable to a U.S. investor for the country in which the applicable Index component is organized, as discussed above. The Index Calculation Agent publishes the applicable withholding rates that it utilizes at https://www.solactive.com/documents/withholding-tax-rates/. However, there can be no assurance that the rates used by the Index Calculation Agent will be the actual rates that are applicable to any particular investor. Net dividends paid by the issuer of an Index component are reinvested into the Index component and not into the Index generally.

Prices and Calculation Frequency

The Index Calculation Agent calculates and publishes the Index Level every 15 seconds on each Index Trading Day from 9:00 a.m. to 4:50 p.m., Eastern Time, using the most recent trading prices of the Index components on their respective primary exchanges. If an Index component has stopped trading or has been halted, the last reported trading price for that Index component is used in the calculation. If an Index component has not opened for trading, then the most recent trading price for that Index component is used in the calculation.

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The Index Calculation Agent calculates the Index Level using data inputs from market data aggregators or directly from the relevant securities exchanges. If the Index Calculation Agent cannot calculate the Index Level using its existing pricing data sources, then the Index Sponsor will request that the Index Calculation Agent use an alternative pricing data source, such as other market data aggregators or relevant securities exchanges, in order to resume calculating the Index Level. If the Index Calculation Agent has no alternative pricing data source, then the Index Sponsor may select an alternative Index Calculation Agent.

Index Oversight

A committee (the “Index Committee”) composed of staff members of the Index Sponsor is responsible for decisions regarding the composition of the Index (such as whether any Extraordinary Events have occurred), as well as any amendments to the Index methodology. Members of the Index Committee can recommend changes to the Index methodology and submit them to the Index Committee for approval.

Index Disruption Events

The calculation and dissemination of Index Levels may be delayed, halted, suspended or rendered incorrect in the event of an Index disruption event or force majeure event (i.e., unforeseeable or unavoidable circumstances, including but not limited to act of God, war, crime, or terrorism). If the Index disruption event or force majeure event continues over a period of eight consecutive Index Trading Days, then the Index Committee shall determine the necessary action such that the Index components affected by the Index disruption event are no longer causing such disruption to occur.

Historical Index Information

We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification. The following graph sets forth daily Closing Index Levels of the Index for the period from December 19, 2022 to August 27, 2025. The Closing Index Level on August 27, 2025 was 158.46. The historical performance of the Index should not be taken as an indication of the future performance of the Index.

HISTORICAL RESULTS ARE NOT INDICATIVE OF FUTURE RESULTS.

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Index Calculation Agent Disclosure

The notes are not sponsored, promoted, sold or supported by the Index Calculation Agent nor does the Index Calculation Agent offer any express or implicit guarantee or assurance with regard to the results of using the Index Level it calculates at any time or in any respect.

The Index is calculated and published by the Index Calculation Agent. The Index Calculation Agent uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Index Sponsor, the Index Calculation Agent has no obligation to point out errors in its calculation of the Index to third parties including, but not limited to, investors and/or financial intermediaries of the notes. The calculation and/or publication of the Index by the Index Calculation Agent for the purpose of use in connection with the notes does not constitute a recommendation by the Index Calculation to invest capital in said notes nor does it in any way represent an assurance or opinion of the Index Calculation with regard to any investment in the notes.

License Agreement

Under the terms of a license agreement with the Index Sponsor, the following disclosure is required to be included in this section:

Prime Indexes and Prime Airlines Index are trademarks of Level ETF Ventures LLC (the “Licensor”) and have been licensed for our use. The notes are not sponsored, endorsed, sold or promoted by the Licensor. Licensor makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of trading in the notes. Licensor’s only relationship to Bank of Montreal (the “Licensee”) is the licensing of certain trademarks and trade names of Licensor and of the Index, which is determined, composed and calculated by Licensor (or its agent on Licensor’s behalf) without regard to Licensee or the notes. Licensor has no obligation to take into consideration the needs of Licensee or the owners of the notes in determining, composing or calculating the Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be listed or in the determination or calculation of the equation by which the notes are to be converted into cash.

THE INDEX, AND ANY RELATED DATA OR CONTENT, INCLUDING BUT NOT LIMITED TO INDEX LEVELS, COMPOSITIONS, METHODOLOGIES, RESEARCH AND MARKETING MATERIALS (THE “INDEX INFORMATION”), ARE PROVIDED OR PRODUCED ON AN “AS-IS” BASIS. LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF INDEX INFORMATION OR ANY OTHER DATA INCLUDED THEREIN. LICENSOR SHALL HAVE NO LIABILITY FOR ANY CALCULATION ERRORS, OMISSIONS, INTERRUPTIONS OR SUSPENSIONS. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX, INDEX INFORMATION OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX, INDEX INFORMATION OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules contained in section 18.4 of the Tax Act to a Holder (i) that disposes of a Note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a Note under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisers.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisers having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Tax Act to be paid or credited on a note (including amounts on account of, or in lieu of payment of, or in satisfaction of interest, any amount paid at maturity in excess of the principal amount and interest deemed to be paid on a note in certain cases where a note is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to us or any other resident or deemed resident of Canada, other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is generally not participating debt interest unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest or deemed interest on a note, including any portion of the principal amount of a note in excess of the issue price, such interest or deemed interest, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax.

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If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

U.S. Federal Income Tax Considerations

The following is a general description of certain material U.S. federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supersedes the discussion of U.S. federal income taxation in the accompanying prospectus, prospectus supplement and product supplement in its entirety. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This summary applies only to investors who are initial investors and hold their notes as “capital assets” for U.S. federal income tax purposes. This section is general in nature and does not address specific considerations that may be relevant to classes of investors subject to special rules, such as entities treated as partnerships, subchapter S corporations, other pass-through entities, governments (or instrumentalities or agencies thereof), dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting for their notes, banks, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons that hold notes as part of a straddle or a hedging or conversion transaction, persons subject to Section 451(b) of the Code, U.S. expatriates or persons whose functional currency for tax purposes is not the U.S. dollar. This discussion does not address any alternative minimum tax or Medicare contribution tax considerations.

If an entity treated as a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding the notes and their partners should consult their tax advisers with regard to the U.S. federal income tax treatment of an investment in the notes.

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We will not attempt to ascertain whether the issuer of any of the Index constituents would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. investors (in the case of a passive foreign investment company) or non-U.S. investors (in the case of a United States real property holding corporation). Investors should refer to any available information filed with the SEC by the issuers of the Index constituents and consult their tax advisers regarding the possible consequences to them in this regard.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, INVESTORS SHOULD CONSULT THEIR TAX ADVISERS IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a U.S. holder is a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and (i) a citizen or individual resident of the United States, (ii) a domestic corporation, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion assumes that no Canadian withholding or other taxes will be imposed with respect to the notes. U.S. holders should consult their tax advisers regarding the tax consequences to them of any Canadian or other non-U.S. tax imposed with respect to the notes.

Intended Tax Treatment of the Notes. In the opinion of our special U.S. tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat a note with the terms described in this pricing supplement as a pre-paid cash-settled forward contract in respect of the Index for U.S. federal income tax purposes and by purchasing the notes, each U.S. holder agrees (in the absence of a change in law or Internal Revenue Service (“IRS”) guidance) to treat the notes accordingly. If the notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or settlement of the notes in an amount equal to the difference between the amount a U.S. holder receives at such time and the U.S. holder’s tax basis in the notes. In general, a U.S. holder’s tax basis in the notes will be equal to the price the U.S. holder paid for the notes. Capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments. Due to the absence of authorities that directly address the treatment of the notes, alternative tax treatments of the notes are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, the IRS might assert that the notes should be treated as a single debt instrument. Such a debt instrument would generally be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a U.S. holder would generally be required to accrue interest currently at a “comparable yield” over the term of the notes even though that U.S. holder will not receive any payments from us prior to maturity or early redemption. Any such interest income is expected to be U.S.-source. In addition, any gain a U.S. holder might recognize upon the sale, exchange, redemption or settlement of the notes would be ordinary income and any loss recognized by a U.S. holder at such time would be ordinary loss to the extent of interest that same U.S. holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss. Moreover, under such characterization a given note may not be “fungible” with notes with different issue dates for U.S. federal income tax purposes.

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The IRS could also assert that a U.S. holder should be required to treat any amounts attributable to the Daily Investor Fee and any Redemption Fee Amount as separate investment expenses. For taxable years beginning on or before December 31, 2025 the deduction of any such deemed expenses would not generally be permitted to a U.S. holder who is an individual, trust or estate. For taxable years beginning after December 31, 2025, the deduction of any such deemed expenses would generally be subject to a 2% floor on miscellaneous itemized deductions applicable to a U.S. holder who is an individual, trust or estate. Such limitations would correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a U.S. holder with respect to an investment in the notes.

It is possible that a deemed taxable exchange could occur on one or more of the Adjustment Days, upon a replacement of the Index, or upon any extension by us of the Maturity Date. Additionally, it is possible that the notes could be treated as a series of derivative contracts, each of which matures on the next Adjustment Day. If a deemed taxable exchange occurred or if the notes were properly characterized as a series of derivative contracts, a U.S. holder would be treated as disposing of the notes on the relevant Adjustment Day, replacement, or extension, as the case may be, in return for new notes that mature on the next Adjustment Day, on the Maturity Date, or on the extended Maturity Date, as the case may be, and subject to the application of the wash sale rules, the U.S. holder accordingly could recognize capital gain or loss on each Adjustment Day, replacement, or extension, as the case may be, equal to the difference between the U.S. holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a U.S. holder may recognize upon the sale, exchange, redemption or settlement of the notes should be treated as ordinary income or loss.

The IRS has released a notice that may affect the taxation of U.S. holders of the notes. According to the notice, the IRS and the Treasury Department are considering whether the holder of instruments such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, U.S. holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring U.S. holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the notes, including the timing and character of income and gain on the notes. U.S. holders should consult their tax adviser as to the tax consequences of possible alternative characterizations of the notes for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments.

Information With Respect to Foreign Financial Assets. An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Under these rules the notes, or non-U.S. financial accounts through which the notes are held, may be treated as “specified foreign financial assets.” U.S. holders are urged to consult their tax advisers regarding the application of this reporting requirement to their ownership of the notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

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Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the non-U.S. holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, and (iii) if the non-U.S. holder is a non-resident alien individual, such non-U.S. holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption or settlement of the notes and is not a former citizen or resident of the United States. In the case of (ii) above, the non-U.S. holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, the non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. If the notes are recharacterized as debt for U.S. federal income tax purposes, amounts paid in respect of the notes to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (i) does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Bank of Montreal stock entitled to vote, (ii) is not a “controlled foreign corporation” related, directly or indirectly, to Bank of Montreal, (iii) is not a bank receiving interest under Section 881(c)(3)(A) of the Code and (iv) provides to the relevant withholding agent a properly completed IRS Form W-8, appropriate to the non-U.S. holder’s particular circumstances, that certifies under penalties of perjury that such person is not a U.S. person.

Under Section 871(m) of the Code (“Section 871(m)”), a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “underlying security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. In light of the economic terms of the notes, we do not expect that payments on the notes will be subject to withholding under Section 871(m) of the Code. However, if we determine that withholding under Section 871(m) is applicable, we will not pay any additional amounts with respect to this tax.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should we conclude that an alternative characterization applies by reason of change or clarification of the law, administrative guidance or otherwise and consequently conclude that we are required to withhold on payments on the notes, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisers in this regard.

Backup Withholding and Information Reporting

Payments on the notes or of proceeds from a sale or other disposition of the notes may be subject to information reporting. U.S. holders may also be subject to backup withholding on these payments unless they provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders will not be subject to backup withholding if they provide a properly completed Form W-8 appropriate to their circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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FATCA

Legislation commonly referred to as “FATCA” imposes a 30% U.S. withholding tax on certain U.S. source payments, including U.S.-source interest (and original issue discount), dividends, dividend-equivalent payments (as described above) and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. Account holders subject to information reporting requirements pursuant to FATCA may include holders of the notes or non-U.S. financial institutions through which the notes may be held. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the notes, tax will be withheld at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Investors are urged to consult with their own tax advisers regarding the possible implications of FATCA on their investment in the notes.

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BENEFIT PLAN INVESTOR CONSIDERATIONS

The following section supersedes the sections entitled “Employee Retirement Income Security Act” in the accompanying prospectus and product supplement in its entirety.

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an entity whose underlying assets include “plan assets” by reason of such plan’s investment in the entity (collectively, “Plans”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those parties in interest that engage in a prohibited transaction, unless relief is available under an applicable statutory, regulatory or administrative exemption. In addition, fiduciaries of the Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code as well.

Because of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. The acquisition, holding or disposition of the notes by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Under this exemption, the purchase and sale of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

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Certain employee benefit plans and arrangements, including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws, regulations or rules (“Similar Laws”). Fiduciaries of Non-ERISA Arrangements should consider the foregoing issues in general terms as well as any further issues arising under any applicable Similar Laws before purchasing the notes.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented (both on behalf of itself and any Plan) by its purchase and holding of the notes that either (i) it is not a Plan or Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (ii) the purchase, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase, holding or disposition under ERISA, Section 4975 of the Code and/or Similar Laws, as applicable, and the availability of any exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the notes, (ii) the purchaser or holder’s investment in the notes, (iii) the holding of the notes or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the notes and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

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Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or Section 4975 of the Code or provisions of any Similar Laws. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, and meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan or Non-ERISA Arrangement purchasers.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Distribution Agreement between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

BMOCM, an affiliate of ours, is the agent for this offering. On the Initial Trade Date, we sold an aggregate of $4,000,000 principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for $25 per note. After giving effect to the $5,000,000 in principal amount of the notes that we will issue on August 28, 2025, an aggregate of $12,500,000 in principal amount of the notes will be outstanding. We will receive proceeds equal to 100% of the offering price of any remaining or additional notes that are sold after the date of this document.

Additional notes may be offered and sold from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the date of this document will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. BMOCM may lend the notes to broker-dealers and other market participants who may have made short sales of such notes and who may cover such short positions by purchasing such notes from BMOCM.

We are not obligated to issue and sell additional notes at any time to BMOCM, and BMOCM is not obligated to sell additional notes to investors or dealers at any time. If we discontinue issuances and sales of the notes, or if BMOCM discontinues sales of the notes of any series, the price and liquidity of those notes may be subject to significant distortions. See “Risk Factors—We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.”

We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. BMOCM and its affiliates may also profit from expected hedging activity related to these offerings, even if the value of the notes declines. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Broker-dealers, including BMOCM, may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above. This pricing supplement (including the accompanying prospectus supplement, product supplement and prospectus) will be deemed to cover any short sales of the notes by market participants who borrow notes from us or our affiliates or who cover their short positions with notes acquired from us or our affiliates.

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Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may also profit from expected hedging activities related to this offering, even if the value of the notes declines.

We may deliver notes against payment therefor on a date that is greater than one business day following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than one business day after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We may issue additional notes at any time without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities— General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

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VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when the notes have been duly completed in accordance with the indenture, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustee’s authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

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ANNEX A

NOTICE OF EARLY REDEMPTION

To: [     ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679484

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

_______________________

* Subject to adjustment as described in the pricing supplement relating to the notes.

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ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [       ]

To Whom It May Concern:

The holder of $[ ] MAX Airlines -3X Inverse Leveraged Exchange Traded Notes due May 28, 2043, CUSIP No. 063679484 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time (except as specified in the pricing supplement) to receive a cash payment on any Redemption Date.)

_______________________

* Subject to adjustment as described in the pricing supplement relating to the notes.

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